Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of October 31, 2005

among

TARGA RESOURCES, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

and

CREDIT SUISSE,

as Administrative Agent, Swing Line Lender,

Revolving L/C Issuer and Synthetic L/C Issuer

CREDIT SUISSE, and

MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers,

and

CREDIT SUISSE,

MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED, and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Bookrunners

and

MERRILL LYNCH CAPITAL CORPORATION,

as Syndication Agent

and

BANK OF AMERICA, N.A.

LEHMAN COMMERCIAL PAPER INC., and

WACHOVIA BANK, N.A.

as Co-Documentation Agents

SCHEDULES

I	Subsidiary Guarantors
1.01A	[reserved]
1.01B	Certain Security Interests and Subsidiary Guarantees
1.01C	Unrestricted Subsidiaries
1.01D	Material Financeable Leases
1.01E	Material Pipelines
1.01F	Material Fee Owned Properties
1.01G	Excluded Subsidiary
1.01H	Foreign Subsidiary
1.01I	Certain Permitted Hedging Parties
2.01	Commitments
5.08(a)	Real Property
5.08(d)	Real Property Proceedings
5.08(e)	Rights of First Refusal, Options, Etc.
5.09	Environmental Matters
5.10	Taxes
5.11	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
5.18	Insurance
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Bridge Note
C-3	Revolving Credit Note
C-4	Synthetic L/C Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guarantee Agreement
G	Security Agreement
H	Mortgage
I	[reserved]
J-1	Opinion Matters — Counsel to Loan Parties — Cleary Gottlieb Steen & Hamilton LLP

v

J-2	Opinion Matters — Counsel to Loan Parties — Vinson & Elkins LLP
J-3	Opinion Matters — Counsel to Loan Parties — Morris, James, Hitchens & Williams LLP
K	Intercreditor Agreement
L	Subordination Terms for Debt to GP

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 31, 2005, among TARGA RESOURCES, INC., a Delaware corporation, each lender from time to time party hereto and CREDIT SUISSE, as Administrative Agent, Swing Line Lender, a Revolving L/C Issuer and the Synthetic L/C Issuer.

PRELIMINARY STATEMENTS

Pursuant to the PIPA (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Targa Resources Holdings LP shall acquire all of the outstanding limited partnership interests of DMS and Targa Midstream shall acquire all of the outstanding general partnership interests of DMS (the “Acquisition”).

The Borrower has requested that, simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrower in the form of (i) Term Loans in an initial aggregate principal amount of $1,250,000,000, (ii) Bridge Loans in an initial aggregate principal amount of $700,000,000, (iii) a Revolving Credit Facility in an initial aggregate principal amount of $250,000,000 and (iv) a Synthetic L/C Facility in an initial aggregate principal amount of $300,000,000. The Revolving Credit Facility may include one or more Swing Line Loans and one or more Revolving Letters of Credit from time to time.

The proceeds of the Term Loans and the Bridge Loans, together with the proceeds of the issuance of the Senior Unsecured Notes and the Equity Contribution, will be used to finance the repayment of certain existing Indebtedness of the Borrower and its Subsidiaries and pay the Acquisition Consideration and the Transaction Expenses. The proceeds of any Revolving Credit Loans made on the Closing Date will be used only to fund any portion of the Acquisition Consideration resulting from any working capital adjustment thereto up to $50,000,000 and to fund the replacement of, and Letters of Credit to replace, cash collateral arrangements of DMS. The proceeds of Revolving Credit Loans made after the Closing Date will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions. Swing Line Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, and Letters of Credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

The applicable Lenders have indicated their willingness to extend credit hereunder, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Acquired Non-Guarantor” means any Person any Equity Interests in which are owned, directly or indirectly, by an Acquired Entity or Business resulting from a Permitted Acquisition (provided that such Equity Interests in such Person are so owned at the time of such Permitted Acquisition), if such Person is not required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement after giving effect to such Permitted Acquisition; provided that such Person shall cease to be an Acquired Non-Guarantor if and when such Acquired Non-Guarantor is required to become, and becomes, a Subsidiary Guarantor.

“Acquisition” has the meaning set forth in the preliminary statements to this Agreement.

“Acquisition Consideration” means the total funds required to consummate the Acquisition.

“Additional Lender” has the meaning set forth in Section 2.14(a).

“Administrative Agent” means Credit Suisse, acting through one or more of its branches or Affiliates, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means, with respect to any Agent, such Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors and attorneys-in-fact of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans, (i) for Eurodollar Rate Loans, 2.25% (or, commencing on the first Business Day immediately following the payment in full of all Obligations relating to the Bridge Loans, 2.00%) and (ii) for Base Rate Loans, 1.25% (or, commencing on the first Business Day immediately following the payment in full of all Obligations relating to the Bridge Loans, 1.00%);

(b) with respect to Bridge Loans, (i) for Eurodollar Rate Loans, 2.25% and (ii) for Base Rate Loans, 1.25%; and

(c) with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Revolving Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurodollar Rate Loans, 2.25%, (B) for Base Rate Loans, 1.25%, (C) for Revolving Letter of Credit fees, 2.25% and (D) for commitment fees, 0.50% and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurodollar Rate and Revolving Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	>5.5	2.25%	1.25%	0.50%
2	>4.5 - < 5.5	2.00%	1.00%	0.375%
3	< 4.5	1.75%	0.75%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level (i.e., the Pricing Level that produces the highest Applicable Rate) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) (x) with respect to any Revolving Letters of Credit issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (y) with respect to any Synthetic L/C Letters of Credit issued pursuant to Section 2.03(a), the Synthetic L/C Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Credit Suisse, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Credit Partners L.P., each in its capacity as a Joint Bookrunner and, in the case of Credit Suisse and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Joint Lead Arranger under this Agreement.

“Asset Disposition Event” means the Disposition by the Borrower or any Restricted Subsidiary of any asset (other than any Disposition of any asset permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by the Borrower or any Restricted Subsidiary to a Loan Party), (e), (f), (g), (h) or (i), or any Permitted MLP Transfer, Permitted GP Transfer or North Texas Asset Sale) or any Casualty Event.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means (a) (i)the audited consolidated balance sheets of DMS and its Subsidiaries as of each of December 31, 2004 and 2003 and (ii) the Borrower and its Subsidiaries as of December 31, 2004, and (b) the related audited consolidated statements of income, stockholders’ equity and cash flows for (i) DMS and its Subsidiaries for the fiscal years ended December 31, 2004, 2003 and 2002, respectively and (ii) the Borrower and its Subsidiaries for the eight and one-half month period ended December 31, 2004.

“Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Back-to-Back Swap Contracts” means, in connection with an MLP Asset Transfer, back-to-back agreements with the applicable MLP or Subsidiary thereof providing for the effective transfer of any portion of the hedges provided under a Swap Contract maintained by the Borrower or a Restricted Subsidiary related to any assets that are the subject of an MLP Asset Transfer; provided that the Borrower’s or such Restricted Subsidiary’s interests in any such Back-to-Back Swap Contracts are pledged as Collateral (and any Restricted Subsidiary holding interests in a Back-to-Back Swap Contract becomes a Subsidiary Guarantor, if it is not then a Subsidiary Guarantor).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Prime Rate in effect on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means Targa Resources, Inc., a Delaware corporation.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term Borrowing, a Bridge Borrowing or a Synthetic L/C Borrowing, as the context may require.

“Bridge Borrowing” means a borrowing consisting of simultaneous Bridge Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Bridge Lenders pursuant to Section 2.01.

“Bridge Commitment” means, as to each Bridge Lender, its obligation to make a Bridge Loan to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on

Schedule 2.01 under the caption “Bridge Commitment” or in the Assignment and Assumption pursuant to which such Bridge Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Bridge Commitments is $700,000,000.

“Bridge Lender” means, at any time, any Lender that has a Bridge Commitment or a Bridge Loan at such time.

“Bridge Loan” means a Loan made pursuant to Section 2.01(b).

“Bridge Note” means a promissory note of the Borrower payable to any Bridge Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Bridge Lender in respect of the Bridge Loans of such Bridge Lender.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City and (b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under Capitalized Leases incurred by the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Bridge Loans or Term Loans pursuant to Section 2.05(b), (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by, or for which the Borrower or a Restricted Subsidiary receives reimbursement in cash (or through the contribution of commodities or other current assets or through rate and/or fee discounts) from a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions. The Capital Expenditures of the Borrower and the Restricted Subsidiaries for any period shall include their pro rata share of the Capital Expenditures of the Existing JVs for such period (determined in accordance with the preceding sentence as though references to the Borrower and the Restricted Subsidiaries refer to each Existing JV and its consolidated subsidiaries).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral” has the meaning set forth in Section 2.03(f).

“Cash Collateral Account” means a blocked account at Credit Suisse (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars,

(b) (i) Canadian dollars; or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business,

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with or of any commercial bank having capital and surplus in excess of $250,000,000,

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above,

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of issuance thereof,

(g) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (f) above,

(h) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and

(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in one or more currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into the currencies set forth in clauses (a) and (b) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change of Control” means the earlier to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of a majority of the Voting Stock of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Borrower or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of Voting Stock of the Borrower that is more than fifty percent (50%) of the amount of Voting Stock of the Borrower owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date (determined by taking into account any stock splits, stock dividends or other events subsequent to the Closing Date that changed the amount of Voting Stock, but not the percentage of Voting Stock, held by the Permitted Holders) and such ownership by the Permitted Holders represents the largest single block of Voting Stock of the Borrower held by any Person or related group for purposes of Section 13(d) of the Exchange Act, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of outstanding Voting Stock of the Borrower and (y) the percentage of the then outstanding Voting Stock of the Borrower owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, a majority of the board of directors of the Borrower shall consist of the Continuing Directors; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the Senior Unsecured Notes or any Permitted Refinancing thereof.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Term Lenders, Bridge Lenders or Synthetic L/C Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term Commitments, Bridge Commitments or Synthetic L/C Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Bridge Loans or Synthetic L/C Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Projections” has the meaning set forth in Section 4.01(g).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Material Fee Owned Properties and the Material Financeable Leases.

“Collateral Agent” means Credit Suisse, acting through one or more of its branches or Affiliates, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 at the time set forth therein, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Subsidiary Guarantees”) pursuant to the Subsidiary Guaranty by each Restricted Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary (each, a “Subsidiary Guarantor”);

(c) all guarantees issued or to be issued in respect of the Senior Unsecured Notes or any Permitted Refinancing thereof shall provide for their automatic release upon a release of the corresponding Subsidiary Guarantee;

(d) the Obligations shall have been secured by a first-priority security interest in (i) all Equity Interests of each Subsidiary directly owned by any Loan Party, but excluding any Equity Interests in joint ventures existing on the Closing Date to the extent such a pledge would violate the Organization Documents thereof; and (ii) all Equity Interests in any MLP or GP owned directly by any Loan Party provided that pledges of voting Equity Interests of each Foreign Subsidiary shall be limited to 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary at any time;

(e) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations shall have been secured by a first-priority security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including cash, deposit accounts and securities accounts, accounts receivable, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned and leased real property, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing, but excluding any interests in joint ventures existing on the Closing Date to the extent such a pledge would violate the Organization Documents thereof and subject to the other exclusions expressly set forth in the Security Agreement) to the extent security interests in such assets (other than real property) can be created under the Uniform Commercial Code; provided, however, that security interests in real property shall be limited to the Material Fee Owned Properties, the Material Financeable Leases and the Material Pipelines, subject to the further limitation set forth in clause (h) below;

(f) the Collateral Agent shall have received (i) the results of a search of the Uniform Commercial Code filings made with respect to the Loan Parties in the states of formation of such Persons and in which the chief executive office of each such Person is located, together with copies of the financing statements disclosed by such search and (ii) the results of equivalent searches made in each other jurisdiction reasonably requested by the Administrative Agent or the Collateral Agent, in each case accompanied by evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent that the Liens indicated in any such financing statement (or similar document) or otherwise disclosed in such searches would be permitted under Section 7.01 or have been released;

(g) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(h) the Collateral Agent shall have received:

(i) as of the Closing Date, (w) counterparts of a Mortgage or Collateral Assignment, as applicable, with respect to each Material Fee Owned Property and those Material Financeable Leases designated as “Tier 1” properties in Schedule 1.01D and each Material Pipeline identified in Schedule 1.01E, in each case, duly executed and delivered by the record owner or lessee, as applicable, of such property, (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage (other than with respect to properties designated as “Tier 2” properties on Schedule 1.01D or 1.01F or the Material Pipelines) as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request (each, a “Title Policy”), (y) an opinion from each of Vinson & Elkins, LLP, Texas counsel to the Loan Parties, Lemle & Kelleher, Louisiana counsel to the Loan Parties, and Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Florida counsel to the Loan Parties, with respect to the enforceability and perfection of such Mortgages and any related fixture filings, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (z) such existing surveys, existing abstracts, existing appraisals, title information and other documents as the Administrative Agent may reasonably request with respect to any such mortgaged property;

(ii) on or after the Closing Date, but no later than 90 days after the Closing Date, (x) counterparts of a Mortgage or Collateral Assignment, as applicable, with respect to each Material Financeable Lease that is designated as a “Tier 2” property on Schedule 1.01D, in each case, duly executed and delivered by the record owner or lessee, as applicable, of such property, (y) a Title Policy in respect of each such Mortgage and each Mortgage delivered as of the Closing Date pursuant to clause (i) above with respect to Material Fee Owned Property designated as “Tier 2” properties on Schedule 1.01F and (z) such existing surveys, existing abstracts, existing appraisals and other documents as the Administrative Agent may reasonably request with respect to any such mortgaged property;

(iii) in the case of any Material Fee Owned Property, Material Financeable Lease or Material Pipeline owned by an entity that becomes a Subsidiary Guarantor after the Closing Date, within thirty (30) days after such entity becomes a Subsidiary Guarantor, (w) counterparts of a Mortgage or Collateral Assignment, as applicable, with respect to such Material Fee Owned Property, Material Financeable Lease or Material Pipeline, duly executed and delivered by the record owner or lessee, as applicable, of such property, (x) a Title Policy in respect of each such Mortgage other than with respect to Material Pipelines, (y) an opinion or opinions of local counsel for the Loan Parties in states in which such real properties are located with respect to the enforceability and perfection of such Mortgages and any related fixture filings, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (z) such existing surveys, existing abstracts, existing appraisals and other documents as the Administrative Agent may reasonably request with respect to any such mortgaged property; and

(iv) in the case of any Material Fee Owned Property, Material Financeable Lease or Material Pipeline acquired by a Loan Party after the Closing Date (or that becomes a Material Fee Owned Property or Material Pipeline of a Loan Party after the Closing Date), within thirty (30) days after such acquisition (or after becoming a Material Fee Owned Property or a Material Pipeline, as applicable), (w) counterparts of a Mortgage or Collateral Assignment, as applicable, with respect to such Material Fee Owned Property, Material Financeable Lease or Material Pipeline, duly executed and delivered by the record owner or lessee, as applicable, of such property, (x) a Title Policy in respect of each such Mortgage, other than with respect to Material Pipelines, (y) an opinion or opinions of local counsel for the Loan Parties in states in which such real properties are located with respect to the enforceability and perfection of such Mortgages and any related fixture filings, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (z) such existing surveys, existing abstracts, existing appraisals and other documents as the Administrative Agent may reasonably request with respect to any such mortgaged property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (after consultation with the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets is unreasonable in relation to the benefits to be obtained by the Lenders therefrom; it being understood that no surveys (other than existing surveys) shall be obtained or delivered with respect to the Material Fee Owned Property, Material Financeable Leases or Material Pipelines set forth on Schedules 1.01D, 1.01F and 1.01E and no title insurance shall be provided in respect of any Material Pipelines. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the Borrower shall not be required to take any action with respect to the creation or perfection of security interests in any Material Financeable Lease other than to use its commercially reasonable efforts (subject to the immediately preceding paragraph and without any obligation to make any payment or provide any concession to any landlord in order to obtain any required consent) to create or perfect such security interests, such efforts not to extend beyond the date such security interests would otherwise be deliverable, and (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower.

“Collateral Assignment” means a Collateral Assignment, substantially in the form of Exhibit I.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, the Subsidiary Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of an Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Bridge Commitment, a Revolving Credit Commitment or a Synthetic L/C Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Bridge Borrowing, (c) a Revolving Credit Borrowing, (d) a Synthetic L/C Borrowing, (e) a conversion of Loans from one Type to the other, or (f) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, increased by any payments made in respect of hedging arrangements or other derivative instruments, in each case, entered into for the purpose of hedging interest rate risk, and decreased by any payments received in respect of such hedging arrangements or such other derivative instruments, and increased by the costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes based on income, profits or capital and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization,

(iv) Non-Cash Charges,

(v) extraordinary losses and unusual or non-recurring charges (including any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and any premiums or other expenses paid in connection with the hedging arrangements related to the Transaction that are incurred on or prior to the Closing Date), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi) restructuring charges or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities),

(vii) any deductions attributable to minority interests,

(viii) in the case of any period that includes a period ending prior to or during the fiscal year ending December 31, 2006, Transaction Expenses,

(ix) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor,

(x) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests),

(xi) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 36 months after the Closing Date, (C) no cost savings shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (x) shall not exceed $35,000,000 for any period consisting of four consecutive quarters,

(xii) any net after-tax loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(xiii) all losses from investments recorded using the equity method, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging arrangements or other derivative instruments, and

(v) all gains from investments recorded using the equity method,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; and less

(c) the amount of all Restricted Payments paid during such period pursuant to clause (h) of Section 7.06, to the extent such Restricted Payments were made in respect of any payment made or to be made by any Holding Company in respect of any obligation or liability that, if incurred directly by and paid directly by the Borrower, would have decreased Consolidated EBITDA (whether during such period or during the period that such obligation or liability accrued or was incurred);

provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk),

(ii) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(iii) there shall be excluded in determining Consolidated EBITDA any gains or losses in respect of the receipt or payment, as applicable, of any Swap Termination Value in connection with any transaction permitted by Section 7.05, and

(iv) for the purposes of the definition of “Permitted Acquisition” and for purposes of determining the Total Leverage Ratio, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or closed by the Borrower or any Restricted Subsidiary (including pursuant to an MLP Asset Transfer or the designation of an Unrestricted Subsidiary) during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Interest Expense” means, for any period, the sum of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries (plus the Borrower’s and the Restricted Subsidiaries’ pro rata share of the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Existing JVs (other than with respect to any Existing JV for any fiscal quarter during which an Existing JV

Default in respect of such Existing JV shall have occurred and be continuing at the end of such fiscal quarter)), determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries (plus the Borrower’s and the Restricted Subsidiaries’ pro rata share of all outstanding Indebtedness of the Existing JVs (other than with respect to any Existing JV for any fiscal quarter during which an Existing JV Default in respect of such Existing JV shall have occurred and be continuing at the end of such fiscal quarter)), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Swap Contracts designed to hedge against interest rates and fees payable under the Revolving Credit Facility and the Synthetic L/C Facility (including fees in respect of outstanding Letters of Credit) and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), but excluding, however:

(a) amortization of deferred financing costs,

(b) the accretion or accrual of discounted liabilities and any other amounts of non-cash interest during such period, and

(c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP;

provided that for purposes of the definition of “Permitted Acquisition”, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period, based on the cash interest expense (or income) of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) assuming any Indebtedness incurred or repaid in connection with any such acquisition had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Lease Expense” means, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with sale-leaseback transactions permitted by Section 7.05(f)) other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition, (c) real estate taxes, insurance costs and common area maintenance charges and net of sublease income, and (d) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a) extraordinary items for such period,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) any income (loss) for such period attributable to the early extinguishment of Indebtedness, and

(d) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof. There also shall be excluded from Consolidated Net Income for any period any net income (loss) of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, an Acquired Non-Guarantor, a Permitted MLP or a Permitted GP, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by (A) the amount of dividends, distributions or other payments from any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, an Acquired Non-Guarantor, or a Person that is accounted for by the equity method of accounting (in each case, other than a Permitted MLP or Permitted GP or any Subsidiary thereof) and (B) the amount of any dividends, distributions or other payments from a Permitted MLP or a Permitted GP, in each case only to the extent made out of the operating surplus of such Permitted MLP or such Permitted GP, in each of clauses (A) and (B) above, that are actually paid in cash (or to the extent promptly converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period; provided further that for purposes of calculating Consolidated EBITDA in connection with determining the Total Leverage Ratio and the Interest Coverage Ratio and for purposes of Section 4.01(l), the Borrower’s and the Restricted Subsidiaries’ pro rata share of any net income (loss) for such period (calculated in the manner set forth above) of the Existing JVs retained by such Existing JVs shall be included in Consolidated Net Income (other than with respect to any Existing JV for any period (or for purposes of determining the Interest Coverage Ratio, any fiscal quarter) during which an Existing JV Default in respect of such Existing JV shall have occurred and be continuing at the end of such period (or such fiscal quarter)).

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries (and the Borrower’s and the Restricted Subsidiaries’ pro rata share of the Indebtedness of the Existing JVs (other than with respect to any Existing JV that is the subject of an Existing JV Default, which Existing JV Default shall have occurred and be continuing on the date of determination)) outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(u)) in excess of $10,000,000 included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. Without limitation on the foregoing, Consolidated Total Debt shall not include (i) all Revolving Letters of Credit, except to the extent of Unreimbursed Amounts thereunder, (ii) Indebtedness of Unrestricted Subsidiaries, (iii) the Synthetic L/C Facility, except to the extent of Unreimbursed Amounts thereunder (including outstanding Synthetic L/C Loans) and (iv) Obligations under any Swap Contracts.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, but excluding any assets arising from the application of Statement of Financial Accounting Standards No. 133 over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest (iv) the current portion of current and deferred income taxes and (v) and any liabilities arising from the application of Statement of Financial Accounting Standards No. 133.

“Continuing Directors” means the directors of the Borrower on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of the Borrower.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Increase” has the meaning set forth in Section 2.14(a).

“Credit-Linked Deposit” means, in respect of each Synthetic L/C Lender, the cash deposit made by such Lender pursuant to Section 2.03(k)(i), as such amount may be (a) reduced from time to time pursuant to Section 2.06 or (b) reduced or increased from time to time pursuant to Section 2.03(c)(viii) or pursuant to assignments by or to such Lender pursuant to Section 10.07. The initial amount of each Synthetic L/C Lender’s Credit-Linked Deposit shall be equal to the amount of its Synthetic L/C Commitment on the Closing Date.

“Credit-Linked Deposit Account” means the operating and/or investment account of, and established by, the Administrative Agent under its exclusive dominion and control that shall be used for the purposes set forth in Sections 2.03(c)(viii) and 2.03(k).

“Credit-Linked Deposit Cost Amount” means, for any Interest Period with respect to the Credit-Linked Deposits, an amount (expressed in basis points) reasonably determined by the Administrative Agent in good faith to represent the Administrative Agent’s administrative cost for investing the Credit-Linked Deposits and maintaining the Credit-Linked Deposit Account for such Interest Period, which amount shall not exceed 12.5 basis points for such Interest Period.

“Cumulative Excess Cash Flow” has the meaning set forth in Section 7.06(i).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of interest accruing on the principal of any Loan, the rate otherwise applicable to such Loan pursuant to Section 2.08 plus 2.00% per annum and (b) in all other cases, a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to a Revolving Credit Base Rate Loan plus 2.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Bridge Loans, Revolving Credit Loans, participations in Revolving L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any asset by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” or “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans (regardless of whether any Term Loans are outstanding).

“DMS” means Dynegy Midstream Services, Limited Partnership, a Delaware limited partnership and, following the Acquisition, a wholly owned indirect subsidiary of the Borrower.

“DMS Entities” has the meaning set forth in the definition of “DMS Material Adverse Change”.

“DMS Material Adverse Change” means any change, effect, event, occurrence or circumstance (or series of related changes, effects, events, occurrences or circumstances) on the operations, assets or financial condition of DMS and its Subsidiaries (collectively, the “DMS Entities”), which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the DMS Entities, taken as a whole, but excluding any such effect to the extent caused by, resulting from or arising out of (i) any changes in prices for commodities, goods or services, or the availability or costs of hedges, (ii) without limiting clause (i) above, any set of facts, circumstance, occurrence or condition that is generally applicable to the businesses or industries or markets in which the DMS Entities participate, operate or conduct business or to the United States or global economic conditions or securities or financial markets, but only if the impact of such facts, circumstances, occurrences or conditions on the DMS Entities is not materially disproportionate to the impact on the midstream industry generally, or (iii) any set of facts, circumstance, occurrence or condition that is reflected in the disclosure schedules to the PIPA as of August 2, 2005, or (iv) the execution or announcement of the PIPA.

“Dollar” and “$” mean lawful money of the United States.

“Downstream Business” means that portion of the business of the Borrower and its Subsidiaries that is primarily engaged in fractionating, storing, terminalling, transporting, distributing and marketing natural gas liquids, including the following principal assets: Houston Area, Louisiana Area, NGL Marketing, and Wholesale Marketing and Commercial Transportation Agreement (each term, as defined in the PIPA).

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous materials, substances and wastes, air emissions or discharges to waste or public systems.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means the contribution by the Equity Investors of an aggregate amount of cash of not less than $315,000,000 to Targa Resources Investments, Inc. and the subsequent contribution of not less than $315,000,000 to the Borrower.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsor, Merrill Lynch and the Management Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to the Credit-Linked Deposits or any Eurodollar Rate Loan, an interest rate per annum equal to the product of:

(a) the rate per annum for deposits in Dollars for a period equal to such Interest Period determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; and

(b) Statutory Reserves.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period (adjusted to exclude gains or losses attributable to Asset Disposition Events, MLP Asset Transfers, MLP Equity Transfers, GP Equity Transfers, MLP Extraordinary Distributions or North Texas Asset Sales),

(ii) an amount equal to the amount of all depreciation, amortization and non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period), and

(iv) the amount of tax expense deducted in determining Consolidated Net Income in such period to the extent exceeding the amount of cash taxes paid in such period; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (d) of the definition of “Consolidated Net Income”,

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including the principal component of payments in respect of Capitalized Leases but excluding (A) all prepayments of Loans and (B) any prepayments made under any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period),

(v) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries,

(vi) the amount of Restricted Payments paid during such period pursuant to clause (h) of Section 7.06 to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments and acquisitions made in cash during such period pursuant to clauses (c) (other than any such Investments thereunder in the Borrower or a Restricted Subsidiary), (i), (s) and (t) of Section 7.02 to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period,

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xi) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means (a) any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, (b) each Restricted Subsidiary listed on Schedule 1.01G hereto, (c) any Restricted Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (d) any Restricted Subsidiary that is a Domestic Subsidiary and is a Subsidiary of a Foreign Subsidiary, and (e) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Subsidiary Guarantee shall be excessive in view of the benefits to be obtained by the Lenders or any other Secured Party therefrom.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 16, 2004, among Targa Resources Partners OLP LP (a Subsidiary of the Borrower), the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Existing JV” means each of Versado Gas Processors, L.L.C., a Delaware limited liability company, Downstream Energy Ventures Co., L.L.C., a Delaware limited liability company and Cedar Bayou Fractionators, LP, a Delaware limited partnership; provided, however, that in the event any such entity becomes a wholly owned Subsidiary of the Borrower, such entity shall cease to be an Existing JV.

“Existing JV Default” means, with respect to any Existing JV, either of the following (a) such Existing JV institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (b) such Existing JV becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

“Facility” means the Term Loans, the Bridge Loans, the Revolving Credit Facility or the Synthetic L/C Facility, as the context may require.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” has the meaning set forth in Section 10.15(a)(i).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GP” means, in respect of any MLP, the Person that is the general partner of such MLP.

“GP Equity Transfer” means the Disposition of any Equity Interest in an MLP GP in connection with, or following, the initial public offering of a MLP GP.

“Granting Lender” has the meaning set forth in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive materials, substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Party” means, in each case in its capacity as a party to a Swap Contract, (i) any Person that is a Lender or an Affiliate of a Lender, (ii) any Person listed on Schedule 1.01I hereto and any of such Person’s Affiliates and (iii) any other Person with the consent of the Administrative Agent, such consent not be unreasonably withheld or delayed.

“Holding Company” means, at any time, any company that at such time (a) owns (directly or indirectly through one or more other Holding Companies satisfying the requirements of this definition) a majority of the Voting Stock of the Borrower, (b) does not own any other material assets (other than cash, Cash Equivalents and Investments in other Holding Companies) and (c) does not engage in any business or activity other than serving as a direct or indirect holding company controlling the Borrower and activities incidental thereto.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Incremental Amendment” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(a).

“Incremental Facility Reduction Amount” means, at any time, the cumulative amount (not to exceed $200,000,000) of increases that the Borrower shall have elected pursuant to Section 2.14(b), which have the effect of reducing the amount of Credit Increases permitted by Section 2.14 and increasing the amount of Indebtedness permitted by clause (q) of Section 7.03.

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract, including any Back-to-Back Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) if and to the extent such Indebtedness is limited in recourse to the property encumbered, the fair market value of the property encumbered thereby as determined by such Person in good faith.

Notwithstanding the foregoing, Indebtedness will be deemed not to include Indebtedness Obligations of a GP of a Permitted MLP with respect to Indebtedness of the applicable Permitted MLP arising by operation of law due to such GP’s position as a general partner of such Permitted MLP (or corresponding Indebtedness Obligations of any general partner of such GP arising by operation of law due to such entity’s position as a general partner of such GP); provided, however, that such Indebtedness Obligations or Indebtedness are non-recourse to the Borrower or any of its Restricted Subsidiaries (other than such GP and, if such GP is a limited partnership, the general partner of such GP, provided that (x) the sole business of such general partner of such GP is to act as the general partner of such GP and engage in activities ancillary thereto and (y) such general partner of such GP owns no assets (other than (i) ownership interests in such GP or in the Permitted MLP of which such GP is the MLP GP or Equity Interests (other than Disqualified Equity Interests) of the Borrower and Indebtedness owed to such general partner of such GP that is incurred pursuant to clause (p) of Section 7.03, (ii) temporarily holding assets to be transferred or distributed in connection with a Permitted MLP Transfer or a Permitted GP Transfer or distributions from a Permitted MLP or a Permitted GP and (iii) current assets sufficient to satisfy its ordinary course operating expenses).

“Indebtedness Obligations” means obligations in respect of any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning set forth in Section 10.08.

“Initial MLP Asset Transfer” means, at the option of the Borrower, either:

(a) one or more MLP Asset Transfers of (x) the assets constituting the Downstream Business or (y) all or a portion of the Equity Interests in one or more Persons that hold the Downstream Business; provided that no previous MLP Asset Transfer has occurred (except those described in this clause (a)); or

(b) the initial MLP Asset Transfer and any subsequent MLP Asset Transfer to the applicable MLP of property or assets (including any Equity Interests) with respect to which the Consolidated EBITDA attributable to such property or assets (treating such property or assets as if they were owned by a single Person) for the most recently ended four full fiscal quarters ending at least 45 days prior to the date of the most recent MLP Asset Transfer does not exceed $95,000,000 in the aggregate; provided that any such MLP Asset Transfers do not include any of the Downstream Business;

in each case made in connection with an initial public offering of Equity Interests of such MLP (or, in the case of an Initial MLP Asset Transfer comprising more than one MLP Asset Transfers, the first such MLP Asset Transfer made in connection with such an initial public offering).

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form attached as Exhibit K, among the Borrower, the Collateral Agent and any Hedging Party that is party to any Secured Hedge Agreement.

“Interest Coverage Ratio” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Synthetic L/C Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; and (c) as to any Credit-Linked Deposit and any Synthetic L/C Loan, the last day of each Interest Period therefor or the date of any prepayment thereof.

“Interest Period” means, (a) as to each Eurodollar Rate Loan other than a Synthetic L/C Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or if available to each Lender participating in the Borrowing that includes such Eurodollar Rate Loan, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice and (b) as to the Credit-Linked Deposits and any Synthetic L/C Loan, the period commencing on the Closing Date or on the last day of the preceding Interest Period and ending on the next succeeding day thereafter that is the last Business Day of March, June, September or December; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan or Credit-Linked Deposit was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of an Investment made with non-cash assets, shall be the fair value thereof at the time such Investment is made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means a Revolving L/C Borrowing or a Synthetic L/C Borrowing.

“L/C Credit Extension” a Revolving L/C Credit Extension or a Synthetic L/C Credit Extension.

“L/C Issuer” means a Revolving L/C Issuer or a Synthetic L/C Issuer.

“L/C Obligations” means the Revolving L/C Obligations or the Synthetic L/C Obligations.

“Lender” means (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swing Line Lender and each L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the Revolving Letter of Credit Expiration Date or the Synthetic L/C Letter of Credit Expiration Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, Bridge Loan, Revolving Credit Loan, Synthetic L/C Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Application and (vi) the Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Management Stockholders” means the members of management of the Borrower or its Subsidiaries who are investors in the Borrower or any Holding Company.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Fee Owned Property” means any real property owned in fee by the Borrower or any Restricted Subsidiary (i) listed on Schedule 1.01F or (ii) with respect to real property acquired after the date hereof, with a book value at the date of (and after giving effect to) such acquisition in excess of $10,000,000; provided that, if any real property owned in fee by a Loan Party does not constitute a Material Fee Owned Property but the Administrative Agent reasonably determines that such real property is material (as a result of expansion thereof or capital improvements thereto) and notifies the Borrower of such determination, then such real property shall become a Material Fee Owned Property unless the Borrower certifies to the Administrative Agent that the book value thereof is less than $10,000,000.

“Material Financeable Leases” means (i) the leases listed on Schedule 1.01D and (ii) with respect to any lease of real property entered into after the date hereof, any lease with respect to real property, other than office space, leased by the Borrower or a Restricted Subsidiary, in each case requiring aggregate annual rental payments in excess of $2,500,000.

“Material Pipelines” means (i) the pipelines and gathering systems described on Schedule 1.01E and (ii) any pipelines and gathering systems acquired after the date hereof, with a book value at the date of (and after giving effect to) such acquisition in excess of $10,000,000; provided that, if any pipelines or gathering systems owned by a Loan Party do not constitute a Material Pipeline but the Administrative Agent reasonably determines that such pipelines or gathering systems are material (as a result of expansion thereof or capital improvements thereto) and notifies the Borrower of such determination, then such pipelines or gathering systems shall become a Material Pipeline unless the Borrower certifies to the Administrative Agent that the book value thereof is less than $10,000,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, October 31, 2011, (b) with respect to the Term Loans and the Synthetic L/C Facility, October 31, 2012 and (c) with respect to the Bridge Loans, October 31, 2007.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Merrill Lynch” means Merrill Lynch Ventures L.P. 2001 and its Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Minimum Cash Consideration” with respect to the Initial MLP Asset Transfer means 40% of the fair market value of (a) the assets and property transferred or (b) in the case of a transfer of any Equity Interests of a Person, such Person at the time of such Initial MLP Asset Transfer (it being understood that, in the case of a transfer of less than all of the Equity Interests of a Person, the fair market value of such Person shall be determined at the time of the first MLP Asset Transfer constituting part of such Initial MLP Asset Transfer (as if all the Equity Interests in such Person had been transferred at the time of such first MLP Asset Transfer and the Minimum Cash Consideration requirement shall have to be satisfied on that basis in connection with such first MLP Asset Transfer) and there shall be no Minimum Cash Consideration required for any subsequent transfer of Equity Interests of such Person constituting part of the same Initial MLP Asset Transfer) (in each of the foregoing clauses (a) and (b), assuming such assets or Person, as applicable, operate as a going concern); provided that up to 50% of the Minimum Cash Consideration may consist of Equity Interests in the applicable MLP so long as such Equity Interests are converted into or exchanged for, within 365 days of the Initial MLP Asset Transfer, cash equal to at least the fair market value of such Equity Interests on the date of the Initial MLP Asset Transfer. For purposes of this definition, (x) with respect to any assets, property or Person constituting part of the Downstream Business subject to such Initial MLP Asset Transfer, the fair market value thereof shall be determined in good faith by the Borrower based on values that could be obtained in arms’ length transactions, but in no event shall such fair market value be lower than an amount equal to the product of (a) the Consolidated EBITDA (calculated, without giving effect to the last sentence of the definition “Consolidated Net Income”, to include the pro rata share of the Consolidated EBITDA of any Unrestricted Subsidiary included in such

Downstream Business and determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Downstream Business) attributable to such Downstream Business for the four fiscal quarter period most recently ended prior to the date of the Initial MLP Asset Transfer for which internal financial statements are available as of such date (as set forth in a certificate of the chief financial officer of the Borrower delivered to the Administrative Agent) and (B) 8.5 (provided, however that, if the Borrower determines that such fair market value is lower than such minimum amount, the fair market value of such assets, property or Person constituting part of the Downstream Business subject to such Initial MLP Asset Transfer shall be determined by an Independent Financial Advisor) and (y) with respect to any other assets, property or Equity Interests of a Person constituting the subject of such Initial MLP Asset Transfer, the fair market value of such assets, property or Person, as applicable, shall be determined by an Independent Financial Advisor. For purposes of calculating the fair market value of any assets or property transferred to any Person, any Person and any Equity Interests in a Person with respect to any MLP Asset Transfer, MLP Equity Transfer or Permitted GP Transfer, any Indebtedness that is owed by such Person to the Borrower or any Restricted Subsidiary shall be disregarded and shall not be reflected in such calculation to reduce the fair market value of such assets or property, Person or Equity Interests in such Person, as the case may be.

“MLP” means any master limited partnership.

“MLP Asset Transfer” means the Disposition of property or assets (including any Equity Interests of any Person) by the Borrower or any Restricted Subsidiary to one or more MLPs or MLP Subsidiaries.

“MLP Equity Transfer” means the Disposition of any Equity Interest in an MLP.

“MLP Extraordinary Distribution” means any dividends or distributions made by a Permitted MLP or Permitted GP other than any dividends or distributions out of the operating surplus of such Permitted MLP or Permitted GP.

“MLP GP” means a GP that is a general partner of a Permitted MLP.

“MLP Subsidiary” means a Subsidiary of an MLP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties substantially in the form of Exhibit H (with such changes as may be customary to account for local Law matters), and any other mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary, any Permitted MLP Transfer, any Permitted GP Transfer, any MLP Extraordinary Distribution or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition, Permitted MLP Transfer, Permitted GP Transfer, MLP Extraordinary Distribution or Casualty Event (including (x) any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary and (y) in the case of any Permitted MLP Transfer or Permitted GP Transfer, cash received pursuant to the repayment of Indebtedness owing to the Borrower or a Restricted Subsidiary and any other cash received that serves to qualify such transaction as a Permitted MLP Transfer or Permitted GP Transfer) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental, health or safety matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve and (E) in respect of any North Texas Asset Sale, any amount due to the sellers under the PIPA under

Schedule 5.8 to the PIPA; provided that solely for purposes of determining the Net Cash Proceeds of an Asset Disposition Event (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds meeting the requirements of sub-clause (x) shall constitute Net Cash Proceeds under this clause (a) until the aggregate amount of all such net cash proceeds shall exceed $25,000,000; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, in each case other than in the ordinary course of business, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); provided that write-downs and write-offs of receivables shall not be “Non-Cash Charges”.

“Non-Consenting Lenders” has the meaning set forth in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“North Texas Assets” means the business or assets of the Borrower and its Subsidiaries that utilize or comprise the following principal assets: Chico Gas Processing Plant, Shackelford Gas Processing Plant, and a common gas gathering system connected to both such plants.

“North Texas Asset Sale” means any Disposition of all or any portion of any of the North Texas Assets.

“Note” means a Term Note, Bridge Note, a Revolving Credit Note or a Synthetic L/C Note, as the context may require.

“Notice of Intent to Cure” has the meaning set forth in Section 6.02(b).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount

(a) was not applied to prepay the Loans pursuant to Section 2.05(a), (b) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (c) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (ii) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Offering Circular” means the Offering Circular with respect to the Senior Unsecured Notes, dated October 18, 2005.

“Organization Documents” means, (a) with respect to any corporation, its certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, its certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, its partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Bridge Loans, Revolving Credit Loans, Synthetic L/C Loans and Swing Line Loans on any date, the aggregate principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Bridge Loans, Revolving Credit Loans

(including any refinancing of outstanding Unreimbursed Amounts under Revolving Letters of Credit or Revolving L/C Credit Extensions as a Revolving Credit Borrowing), Synthetic L/C Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate principal amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under any related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing or Synthetic L/C Borrowing, as the case may be) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Partially Owned Operating Company” means any Person that (i) is transferred to an MLP or an MLP Subsidiary in connection with a Permitted MLP Transfer and (ii) holds operating assets and as to which the Borrower or any Restricted Subsidiary continues to own Equity Interests.

“Participant” has the meaning set forth in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form specified in the Security Agreement or any other form approved by the Administrative Agent and the Collateral Agent.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Date” has the meaning set forth in Section 7.03(p).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower.

“Permitted GP” means any MLP GP as to which a Permitted GP Transfer has occurred, including any successor Person to such MLP GP.

“Permitted GP Transfer” means any GP Equity Transfer; provided that:

(a) (1) in the case of a GP Equity Transfer by the Borrower or a Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives in connection therewith cash (which may include the repayment in cash of Indebtedness owing to the Borrower or such Restricted Subsidiary) at substantially the same time of such GP Equity Transfer in an amount at least equal to the greater of (i) $50,000,000 (with this clause (i) applicable only in the case of a GP Equity Transfer undertaken in connection with the initial public offering of a MLP GP) and (ii) the fair market value of the Equity Interests subject to such GP Equity Transfer or (2) in the case of a GP Equity Transfer by an MLP GP, the Net Cash Proceeds received by such MLP GP in such GP Equity Transfer, which shall be at least equal to the fair market value of the Equity Interests subject to such GP Equity Transfer, are used to pay a dividend to the holders of Equity Interests of such MLP GP or to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests in such MLP GP; provided, however, that the Borrower or a Restricted Subsidiary shall receive at least a pro rata portion of such dividend or at least a pro rata portion of the payment for such purchase, redemption, defeasance, acquisition or retirement, except that such requirement shall not apply with respect to payments for the purchase, redemption, defeasance or retirement for value of Equity Interests (other than Disqualified Equity Interests) of any MLP GP held by any future, present or former employee, director, manager or consultant of such MLP GP, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;

(b) at the time of and after giving effect to such GP Equity Transfer, the Borrower is in compliance with the terms of the Loan Documents and the Senior Unsecured Notes Documentation, and such GP Equity Transfer would not result in a breach or violation of, or constitute a default under the Loan Documents or the Senior Unsecured Notes Documentation;

(c) the related MLP GP’s sole business is to act as the general partner of the applicable Permitted MLP and engage in activities ancillary thereto and such MLP GP owns no assets (other than (i) ownership interests in such Permitted MLP and Equity Interests (other than Disqualified Equity Interests) of the Borrower, (ii) temporarily holding assets to be transferred or distributed in connection with a Permitted MLP Transfer or Permitted GP Transfer or distributions from a Permitted MLP, (iii) current assets sufficient to satisfy its ordinary course operating expenses, including such expenses after it has become a publicly traded company, and other assets necessary for its existence and operation as a public company and (iv) the reserves referred to in clause (d) below); and

(d) the related GP is required by its partnership agreement to distribute all cash and Cash Equivalents that it receives from time to time to its partners on a pro rata basis, subject to the establishment of such reserves as management of such related GP determines are appropriate for general, administrative and operating expenses in the ordinary course of its business and as are prudent to maintain for the proper conduct of its business or to provide for future distributions, in each case in accordance with the terms of the organizational documents of the related GP; provided that such organizational documents are, in the reasonable judgment of the Borrower, in a form that is customary for similar entities whose primary function is to serve as general partners of entities operating as master limited partnerships.

For purposes of calculating the fair market value of any assets or property transferred to any Person, any Person and any Equity Interests in a Person with respect to any MLP Asset Transfer, MLP Equity Transfer or Permitted GP Transfer, any Indebtedness that is owed by such Person to the Borrower or any Restricted Subsidiary shall be disregarded and shall not be reflected in such calculation to reduce the fair market value of such assets or property, Person or Equity Interests in such Person, as the case may be.

“Permitted Holders” means the Equity Investors, provided, however, that for purposes of determining the percentage of Voting Stock of the Borrower that the Permitted Holders have the power to vote or direct the voting of, or own, within the meaning of the definition of “Change of Control”, if the portion of such Voting Stock allocable to the Management Stockholders in the aggregate at any time exceeds fifteen percent (15%) of the total amount of the outstanding Voting Stock of the Borrower at such time, the Permitted Holders shall be deemed not to own or to have the power to vote or direct the voting of the amount of such excess for purposes of the definition of “Change of Control” and any calculations specified therein.

“Permitted MLP” means any MLP to which the Borrower or a Restricted Subsidiary shall have made a Permitted MLP Transfer either directly to such MLP or to a Subsidiary of such MLP, including any successor Person to such MLP.

“Permitted MLP Transfer” means any MLP Asset Transfer or MLP Equity Transfer; provided that

(a) in the case of the Initial MLP Asset Transfer, after such MLP Asset Transfer and as a result thereof, the Borrower and its Restricted Subsidiaries shall have received an amount of cash attributable to such Initial MLP Asset Transfer (as a result of (i) the receipt of cash proceeds as all or a portion of the consideration for such Initial MLP Asset Transfer or (ii) the repayment of intercompany indebtedness, owed by a Subsidiary of the Borrower, transferred or assumed as part of such Initial MLP Asset Transfer) at least equal to the Minimum Cash Consideration, with the balance of the consideration received by the Borrower and its Restricted Subsidiaries for such Initial MLP Asset Transfer consisting solely of Equity Interests in the applicable MLP (and all such Equity Interests, other than those held by a Restricted Subsidiary that is the GP of such MLP, shall be received by or immediately transferred to a Loan Party);

(b) in the case of an MLP Asset Transfer (other than the Initial MLP Asset Transfer), after such MLP Asset Transfer and as a result thereof, the Borrower and its Restricted Subsidiaries shall have received an amount of cash attributable to such MLP Asset Transfer (as a result of (i) the receipt of cash proceeds as all or a portion of the consideration for such MLP Asset Transfer or (ii) the repayment of intercompany indebtedness, owed by a Subsidiary of the Borrower, transferred or assumed as part of such MLP Asset Transfer) at least equal to 75% of the fair market value (as determined in good faith by the Borrower based on values that could be obtained in an arms’ length transaction) of (A) the assets and property transferred or (B) in the case of a transfer of any Equity Interests of a Person, such Person at the time of such MLP Asset Transfer (it being understood that, in the case of a transfer of less than all of the Equity Interests of a Person, the value of such Person shall be determined at the time of the first MLP Asset Transfer constituting part of such MLP Asset Transfer (as if all the Equity Interests in such Person shall have been transferred at the time of such first MLP Asset Transfer and the cash requirement set forth in this clause shall be satisfied on that basis in connection with such first MLP Asset Transfer) and there shall be no such additional cash attributable to such MLP Asset Transfer required for any subsequent transfer of Equity Interests of such Person constituting part of the MLP Asset Transfer) (in each case of the foregoing clauses (A) and (B), determined assuming such assets or Person, as applicable, operate as a going concern), with the balance of the consideration received by the Borrower and its Restricted Subsidiaries for such MLP Asset Transfer consisting solely of Equity Interests in the applicable MLP (and all such Equity Interests, other than those held by a Restricted Subsidiary that is the GP of such MLP, shall be received by or immediately transferred to a Loan Party); provided, however, that in the event that the fair market value of the assets, property and Person transferred in connection with a MLP Asset Transfer exceed $100,000,000 in the aggregate, the Borrower or such Restricted Subsidiary, as the case may be, shall have received a written opinion from an Independent Financial Advisor to the effect that such MLP Asset Transfer is fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries;

(c) in the case of a MLP Equity Transfer (other than a MLP Equity Transfer to the extent it is made to satisfy the proviso to the definition of “Minimum Cash Consideration,” in which case only the requirements of such proviso need be satisfied), the Borrower or a Restricted Subsidiary receives net proceeds in connection therewith in an amount at least equal to the fair market value of the Equity Interests that are transferred in such MLP Equity Transfer and at least 75% of the consideration for such MLP Equity Transfer received by the Borrower and its Restricted Subsidiaries is in the form of cash (and any other consideration received is either received by or immediately transferred to a Loan Party);

(d) at the time of and after giving effect to such MLP Asset Transfer or MLP Equity Transfer, the Borrower and the Restricted Subsidiaries are in compliance with the terms of the Loan Documents and the Senior Unsecured Notes Documentation, and such MLP Asset Transfer or MLP Equity Transfer, as the case may be, would not result in a breach or violation of, or constitute a default under the Loan Documents or the Senior Unsecured Notes Documentation; and

(e) such MLP Asset Transfer would not result in the related MLP or any MLP Subsidiary being required to assume the obligations of the Borrower or any Restricted Subsidiary under the terms of any of the Borrower’s or such Restricted Subsidiary’s Indebtedness.

For purposes of calculating the fair market value of any assets or property transferred to any Person, any Person and any Equity Interests in a Person with respect to any MLP Asset Transfer, MLP Equity Transfer or Permitted GP Transfer, any Indebtedness that is owed by such Person to the Borrower or any Restricted Subsidiary shall be disregarded and shall not be reflected in such calculation to reduce the fair market value of such assets or property, Person or Equity Interests in such Person, as the case may be.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof and after giving effect thereto, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(o), 7.03(q) or 7.03(r), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Reinvestment” means an investment in (a) one or more Permitted Acquisitions, (b) properties, (c) Capital Expenditures and (d) acquisitions of long lived assets, that in each of (a), (b), (c) and (d), are used or useful in a Similar Business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIPA” means the Partnership Interest Purchase Agreement, dated as of August 2, 2005, by and between Dynegy, Inc., Dynegy Holdings Inc., Dynegy Midstream Holdings, Inc. and Dynegy Midstream G.P., Inc., as Sellers, and the Borrower, Targa Resources Holdings LP, and Targa Midstream, as Buyers.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(a)(ii).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of (x) a Disposition of all or substantially all of the Equity Interests in any Subsidiary of the Borrower or of any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries or (y) any Permitted MLP Transfer or Permitted GP Transfer, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by the Borrower or any Holding Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Refinanced Bridge Loans” has the meaning set forth in Section 10.01.

“Refinanced Term Loans” has the meaning set forth in Section 10.01.

“Register” has the meaning set forth in Section 10.07(d).

“Replacement Bridge Loans” has the meaning set forth in Section 10.01.

“Replacement Term Loans” has the meaning set forth in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans, Bridge Loans, Revolving Credit Loans or Synthetic L/C Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination (subject to the Intercreditor Agreement with respect to those matters as to which Hedging Parties are entitled to vote thereunder), Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, (c) aggregate unused Bridge Commitments, (d) aggregate unused Revolving Credit Commitments and (e) aggregate Unused Synthetic L/C Commitments; provided that the unused Term Commitment, unused Bridge Commitment, unused Revolving Credit Commitment and Unused Synthetic L/C Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than (i) an Unrestricted Subsidiary or (ii) a Permitted MLP, Permitted GP or a Subsidiary of a Permitted MLP or Permitted GP (other than a Partially Owned Operating Company); provided that any such Partially Owned Operating Company will be a Restricted Subsidiary solely for purposes of Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.06 and 7.07.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in Revolving L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $250,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the Revolving L/C Obligations and Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate principal amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have terminated, the total Revolving Credit Exposure at such time).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or Revolving Credit Exposure at such time.

“Revolving Credit Loans” has the meaning set forth in Section 2.01(c).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any Revolving L/C Borrowing in accordance with its Pro Rata Share.

“Revolving L/C Borrowing” means an extension of credit resulting from a drawing under any Revolving Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“Revolving L/C Credit Extension” means, with respect to any Revolving Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Revolving L/C Issuer” means Credit Suisse and any other Lender that becomes a Revolving L/C Issuer in accordance with Section 2.03(j) or 10.07(i), in each case, in its capacity as an issuer of Revolving Letters of Credit hereunder, or any successor issuer of Revolving Letters of Credit hereunder.

“Revolving L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Revolving Letters of Credit (whether or not such maximum amount is then in effect under any such Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Revolving Letter of Credit) plus the aggregate of all Unreimbursed Amounts in respect of Revolving Letters of Credit, including all Revolving L/C Borrowings.

“Revolving Letter of Credit” means a Letter of Credit issued under the Revolving Credit Facility.

“Revolving Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Rollover Amount” has the meaning set forth in Section 7.15(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract that (i) is permitted under Article 7 and (ii) is entered into by and between any Loan Party and any Hedging Party; provided that such Swap Contract shall not constitute a Secured Hedge Agreement unless the relevant Hedging Party is subject to the Intercreditor Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, any Hedging Party that is a party to a Secured Hedge Agreement, any Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Unsecured Notes” means the Borrower’s senior unsecured notes due 2013 in the initial aggregate principal amount of $250,000,000.

“Senior Unsecured Notes Documentation” means (a) the Senior Unsecured Notes and all documents executed and delivered with respect to the Senior Unsecured Notes, including the Senior Unsecured Notes Indenture and (b) in case of any Permitted Refinancing of any Senior Unsecured Notes, all instruments and documents executed and delivered with respect to such Permitted Refinancing.

“Senior Unsecured Notes Indenture” means the indenture for the Senior Unsecured Notes, dated as of October 31, 2005.

“Similar Business” means any business conducted by the Borrower and any of its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto, including, for the avoidance of doubt, the gathering, processing, storing, transportation and marketing of oil, natural gas, natural gas liquids and related products.

“Sold Entity or Business” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 10.07(g).

“Specified Transaction” means, with respect to any period, any Investment, Disposition (including a Permitted MLP Transfer or Permitted GP Transfer), incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan, Revolving Commitment Increase or Synthetic L/C Commitment Increase that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” means Warburg Pincus LLC and its Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the FRB). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the FRB) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For purposes of all representations, warranties and covenants set forth herein and in the other Loan Documents, as of the Closing Date each Person that is to become a Subsidiary as a result of the Acquisition shall be deemed to be a Subsidiary of the Borrower.

“Subsidiary Guarantees” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Subsidiary Guarantor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Subsidiary Guaranty” means, collectively, (a) the Subsidiary Guarantees made by the Subsidiary Guarantors, substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Supplemental Agent” has the meaning set forth in Section 9.13 and “Supplemental Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to transactions of the type described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts (other than a Back-to-Back Swap Contract), (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Credit Suisse, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means Merrill Lynch Capital Corporation, as Syndication Agent under this Agreement.

“Synthetic L/C Borrowing” means an extension of credit resulting from a drawing under any Synthetic L/C Letter of Credit which has not been reimbursed on the applicable Honor Date and which amount is funded by reducing the Credit-Linked Deposits by a like amount, consisting of simultaneous Synthetic L/C Loans having the same Interest Period made by each of the Synthetic L/C Lenders pursuant to Section 2.01(d).

“Synthetic L/C Commitment” means, as to each Synthetic L/C Lender, its obligation initially to fund its Credit-Linked Deposit in an aggregate amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Synthetic L/C Commitment” and after the Closing Date to (a) make Synthetic L/C Loans to the Borrower pursuant to Section 2.01(d) and (b) purchase participations in Synthetic L/C Obligations in respect of Synthetic L/C Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount of its Credit-Linked Deposit, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Synthetic L/C Commitments of all Synthetic L/C Lenders shall be $300,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Synthetic L/C Commitment Increase” has the meaning set forth in Section 2.14(a).

“Synthetic L/C Credit Extension” means, with respect to any Synthetic L/C Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Synthetic L/C Exposure” means, as to each Synthetic L/C Lender, its Pro Rata Share of the Synthetic L/C Obligations at such time.

“Synthetic L/C Facility” means, at any time, the aggregate amount of the Synthetic L/C Lenders’ Synthetic L/C Commitments at such time.

“Synthetic L/C Issuer” means Credit Suisse and any other Lender that becomes a Synthetic L/C Issuer in accordance with Section 10.07(i), in each case, in its capacity as an issuer of Synthetic L/C Letters of Credit hereunder, or any successor issuer of Synthetic L/C Letters of Credit hereunder.

“Synthetic L/C Lender” means, at any time, any Lender that has a Synthetic L/C Commitment or an outstanding Synthetic L/C Loan at such time.

“Synthetic L/C Letter of Credit” means a Letter of Credit issued under the Synthetic L/C Facility.

“Synthetic L/C Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Synthetic L/C Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Synthetic L/C Loans” means the loans deemed made by the Synthetic L/C Lenders to the Borrower pursuant to Section 2.03(c)(viii) to reimburse drawings under a Synthetic L/C Letter of Credit, which loans are funded by reducing the Credit-Linked Deposits by a like amount.

“Synthetic L/C Note” means a promissory note of the Borrower payable to any Synthetic L/C Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto, evidencing the aggregate Indebtedness of the Borrower to such Synthetic L/C Lender resulting from the Synthetic L/C Loans made by such Synthetic L/C Lender.

“Synthetic L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Synthetic L/C Letters of Credit (whether or not such maximum amount is then in effect under any such Synthetic L/C Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Synthetic L/C Letter of Credit) plus the aggregate of all Unreimbursed Amounts in respect of Synthetic L/C Letters of Credit, including all Synthetic L/C Borrowings.

“Targa Midstream” means Targa Midstream GP, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Borrower.

“Targa Resources Holdings LP” means Targa Resources Holdings LP, a Delaware limited partnership and a wholly owned Subsidiary of the Borrower.

“Targa Resources Investments, Inc.” means Targa Resources Investments, Inc., a Delaware corporation that indirectly owns 100% of the Equity Interests of the Borrower.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $1,250,000,000.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any determination under this Agreement, a period of four consecutive fiscal quarters of the Borrower.

“Title Policy” has the meaning set forth in clause (h) of the definition of “Collateral and Guarantee Requirement”.

“Threshold Amount” means $40,000,000.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, determined on a Pro Forma Basis if any Specified Transaction occurred during such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Acquisition, (c) the issuance of the Senior Unsecured Notes, (d) the execution and delivery of the Loan Documents and the funding of the Term Loans, the Bridge Loans, the Revolving Credit Loans and the Credit-Linked Deposit Account and the issuance of any Letters of Credit on the Closing Date, (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses (including the Transaction Expenses) incurred in connection with any of the foregoing.

“Transaction Documents” means the PIPA and all other material documents, instruments and certificates contemplated by the PIPA.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unaudited Financial Statements” has the meaning set forth in Section 4.01(f).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Existing JV and each other Subsidiary of the Borrower listed on Schedule 1.01C, (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.18 (or that becomes an Unrestricted Subsidiary pursuant to Section 6.18(b)) subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary; provided that no Permitted MLP, Permitted GP or a Subsidiary of a Permitted MLP or Permitted GP will be an Unrestricted Subsidiary.

“Unused Synthetic L/C Commitments” means, at any time, the aggregate amount of the Synthetic L/C Commitments at such time, less the Outstanding Amount of the Synthetic L/C Obligations at such time.

“USA PATRIOT Act” has the meaning set forth in Section 10.20.

“Voting Stock” of any Person means Equity Interests of any class or classes having ordinary voting power for the election of directors or the equivalent governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f) Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such assignments set forth herein).

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as expressly provided herein, including as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans. (a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower a single loan denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Bridge Borrowings. Subject to the terms and conditions set forth herein, each Bridge Lender severally agrees to make to the Borrower a single loan denominated in Dollars in an aggregate principal amount equal to such Bridge Lender’s Bridge Commitment on the Closing Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Bridge Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date in respect of the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Revolving L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (ii) the aggregate principal amount of Revolving Credit Loans made on the Closing Date shall not exceed $50,000,000. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(d) The Credit-Linked Deposits. Subject to the terms and conditions set forth herein, each Synthetic L/C Lender severally agrees to remit to the Administrative Agent on the Closing Date an amount in Dollars equal to such Lender’s Synthetic L/C Commitment as its Credit-Linked Deposit. The Administrative Agent shall deposit all such amounts received by it into the Credit-Linked Deposit Account promptly upon receipt thereof. Each Synthetic L/C Lender irrevocably and unconditionally agrees that its Credit-Linked Deposit shall be available (i) to pay to the Synthetic L/C Issuer such Lender’s Pro Rata Share of any Unreimbursed Amount in respect of any Synthetic L/C Letter of Credit that is not reimbursed by the Borrower and (ii) to fund such Lender’s Synthetic L/C Loans, in each case, pursuant to Section 2.03(c). Synthetic L/C Loans may be prepaid without reducing the Synthetic L/C Commitments; provided, however, that Synthetic L/C Loans may not be reborrowed as such.

(e) No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Credit-Linked Deposit Account or to exercise any other right or power with respect thereto. Each Synthetic L/C Lender agrees that its right, title and interest in and to the Credit-Linked Deposit Account shall be limited to the right to require its Credit-Linked Deposit to be applied as provided in Section 2.03(c) and that it will have no right to require the return of its Credit-Linked Deposit other than as expressly provided in Section 2.06. Each Synthetic L/C Lender hereby acknowledges that (i) its Credit-Linked Deposit constitutes payment for its participations in Synthetic L/C Letters of Credit issued, deemed issued or to be issued hereunder, (ii) its Credit-Linked Deposit and any investments made therewith shall secure its obligations to the Synthetic L/C Issuer hereunder (each Synthetic L/C Lender hereby granting to the Administrative Agent, for the benefit of the Synthetic L/C Issuer, a security interest in its Credit-Linked Deposit and agreeing that the Administrative Agent, as holder of the Credit-Linked Deposits and any investments made therewith, will be acting as collateral agent for the Synthetic L/C Issuer) and (iii) the Synthetic L/C Issuer will be issuing, amending, renewing and extending Synthetic L/C Letters of Credit in reliance on the availability of such Lender’s Credit-Linked Deposit to discharge such Lender’s obligations in connection with any Unreimbursed Amount in respect thereof in accordance with Section 2.03(c). The funding of the Credit-Linked Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Administrative Agent, the Synthetic L/C Issuer and the Synthetic L/C Lenders with respect to the funding obligations of such Lenders under this Agreement, and the Credit-Linked Deposits do not constitute assets of, or loans or extensions of credit to, any Loan Party. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Credit-Linked Deposits are and at all times will continue to be property of the Synthetic L/C Lenders, and that no amount on deposit at any time in the Credit-Linked Deposit Account shall be the property of any Loan Party, constitute “Collateral” under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any Loan Party under the Loan Documents.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Bridge Borrowing, each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply), each Synthetic L/C Borrowing, each conversion of Term Loans, Bridge Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans; provided that any such notice with respect to any Term Borrowing, Bridge Borrowing or Revolving Credit Borrowing to be made on the Closing Date may be given later if given not later than 12 noon (or such later time as agreed to by the Administrative Agent). on the Closing Date (but any such notice requesting a Borrowing of Eurodollar Rate Loans must request an Interest Period of one month’s duration). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Bridge Borrowing, a Synthetic L/C Borrowing or a Revolving Credit Borrowing, a conversion of Term Loans, Bridge Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans, Bridge Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans, Bridge Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (unless the Loan being continued is a Eurodollar Rate Loan, in which case it shall be continued as a Eurodollar Rate Loan with an Interest Period of one month) and any Synthetic L/C Loans shall be made as Eurodollar Rate Loans with an Interest Period corresponding to the Interest Period applicable to the Credit-Linked Deposits. Any such automatic conversion to Base Rate Loans or continuation as Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans (other than in the case of a Synthetic L/C Loan) in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit

Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans (other than Synthetic L/C Loans) may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Bridge Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans, Bridge Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans, Bridge Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect (excluding those in effect for the Credit-Linked Deposits and Synthetic L/C Borrowings).

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit. (a) The Letter of Credit Commitments. (i) Subject to the terms and conditions set forth herein, (A)(1) each Revolving L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Revolving Letter of Credit Expiration Date, to issue Revolving Letters of Credit for the account of the Borrower (provided, that any Revolving Letter of Credit may be for the benefit of any Restricted Subsidiary of the Borrower) and to amend or renew Revolving Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Revolving Letters of Credit and (2) the

Revolving Credit Lenders severally agree to participate in Revolving Letters of Credit issued pursuant to this Section 2.03 and (B)(1) each Synthetic L/C Issuer agrees, in reliance upon the agreements of the other Synthetic L/C Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Synthetic L/C Letter of Credit Expiration Date, to issue Synthetic L/C Letters of Credit for the account of the Borrower (provided, that any Synthetic L/C Letter of Credit may be for the benefit of any Restricted Subsidiary of the Borrower) and to amend or renew Synthetic L/C Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Synthetic L/C Letters of Credit and (2) the Synthetic L/C Lenders severally agree to participate in Synthetic L/C Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (I) the Revolving Credit Exposure or Synthetic L/C Exposure, as the case may be, of any Lender would exceed such Lender’s Revolving Credit Commitment or Synthetic L/C Commitment, as the case may be, or (II) in the case of the Synthetic L/C Letters of Credit, the Synthetic L/C Exposure would exceed the sum of such Lender’s Credit-Linked Deposit and its Pro Rata Share of the outstanding Synthetic L/C Loans. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. If the Borrower shall fail to specify whether any requested Letter of Credit is to be a Revolving Letter of Credit or a Synthetic L/C Letter of Credit, then the requested Letter of Credit shall be deemed to be a Synthetic L/C Letter of Credit unless the issuance thereof would not be permitted by the foregoing provisions of this paragraph, in which case it shall be deemed to be a Revolving Letter of Credit. Notwithstanding any such specification or deemed specification, the Borrower may request in writing that a Letter of Credit issued under the Revolving Credit Facility or the Synthetic L/C Facility be deemed to be issued under the other Facility (and such redesignation shall become effective on the date of receipt by the Administrative Agent of such written request which shall be a Business Day) provided that at the time of the Administrative Agent’s receipt of such request the issuance of such a Letter of Credit would be permitted under such Facility by the foregoing provisions of this paragraph.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Revolving Letter of Credit Expiration Date or Synthetic L/C Letter of Credit Expiration Date, as applicable, unless all the Revolving Credit Lenders or Synthetic L/C Lenders, as applicable, have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer; or

(E) such Letter of Credit is in an initial amount less than $100,000.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of (x) each Revolving Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Revolving Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Revolving Letter of Credit and (y) each Synthetic L/C Letter of Credit, each Synthetic L/C Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Synthetic L/C Letter of Credit in an amount equal to the product of such Synthetic L/C Lender’s Pro Rata Share times the amount of such Synthetic L/C Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or Synthetic L/C Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the Business Day immediately following the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, (x) in the case of an Unreimbursed Amount under a Revolving Letter of Credit, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount under a Synthetic L/C Letter of Credit, the Borrower shall be deemed to have requested a Synthetic L/C Borrowing of Eurodollar Rate Loans as described in clause (ix) below, in each case to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Eurodollar Rate Loans or Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Revolving Credit Lenders or the unutilized portion of the Synthetic L/C Commitments of the Synthetic L/C Lenders, as applicable, and subject, in each case, to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant Revolving L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Revolving Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Revolving L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Revolving Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Revolving L/C Issuer a Revolving L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Revolving L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Revolving L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Revolving L/C Borrowing and shall constitute a Revolving L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or Revolving L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant Revolving L/C Issuer for any amount drawn under any Revolving Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant Revolving L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or Revolving L/C Advances to reimburse a Revolving L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Revolving L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of a Revolving L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Revolving L/C Issuer for the amount of any payment made by such Revolving L/C Issuer under any Revolving Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant Revolving L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Revolving L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Revolving L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the relevant Revolving L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii) If, at any time after a Revolving L/C Issuer has made a payment under any Revolving Letter of Credit and has received from any Revolving Credit Lender such Lender’s Revolving L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such Revolving L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If the Synthetic L/C Issuer shall not have received from the Borrower the payment required to be made by Section 2.03(c)(i) with respect to any Synthetic L/C Letter of Credit within the time specified in such Section, the Synthetic L/C Issuer will promptly notify the Administrative Agent of the Unreimbursed Amount and the Administrative Agent will promptly notify each Synthetic L/C Lender of such Unreimbursed Amount and its Pro Rata Share thereof. Each Synthetic L/C Lender hereby authorizes the Administrative Agent to reimburse the Synthetic L/C Issuer solely from such Lender’s Pro Rata Share of the Credit-Linked Deposits on deposit with the Administrative Agent in the Credit-Linked Deposit Account (it being understood that such amount shall be deemed to constitute a Synthetic L/C Loan (which shall initially be a Eurodollar Rate Loan as set forth in clause (ix) below) of such Lender and such payment shall have reduced the Credit-Linked Deposits in a like amount) (it being further understood that if the conditions precedent to borrowing set forth in Section 4.02 have not been met, then such amount shall not constitute a Synthetic L/C Loan and shall not relieve the Borrower of its obligation to reimburse such Unreimbursed Amount), and the Administrative Agent will promptly pay to the Synthetic L/C Issuer such amounts. Notwithstanding anything herein to the contrary, the funding obligation of each Synthetic L/C Lender in respect of its participation in Synthetic L/C Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit. Any amounts received by the Administrative Agent thereafter pursuant to Section 2.03(c) in respect of an Unreimbursed Amount under a Synthetic L/C Letter of Credit will be promptly remitted by the Administrative Agent to the Credit-Linked Deposit Account (it being understood that, thereafter, such amounts will be available to reimburse the Synthetic L/C Issuer in accordance with the preceding sentence of this paragraph).

(ix) On each date on which the Administrative Agent charges the Credit-Linked Deposit Account to reimburse an Unreimbursed Amount in respect of a Synthetic L/C Letter of Credit as provided in Section 2.03(c)(viii), if such amount is deemed to be a Synthetic L/C Loan, the Borrower shall have the right either to reimburse such amount or to allow such amount to remain outstanding as a Synthetic L/C Loan with Interest Periods coincident with the applicable Interest Periods for the Credit-Linked Deposits and the Eurodollar Rate therefor shall be the same as the applicable Eurodollar Rate for the Credit-Linked Deposits.

(x) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), (1) in the case of a Revolving Letter of Credit, each Revolving Lender shall pay to the Administrative Agent for the account of such Revolving L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect and (2) in the case of a Synthetic L/C Letter of Credit, each Synthetic L/C Lender hereby authorizes the Administrative Agent to reimburse such Synthetic L/C Issuer solely from such Lender’s Pro Rata Share of the Credit-Linked Deposits on deposit with the Administrative Agent in the Credit-Linked Deposit Account, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Eurodollar Rate for Term Loans.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral securing, or any release or amendment or waiver of or consent to departure from the Subsidiary Guaranty or any other guarantee of, all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct.

(e) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(d); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. (i) If a Revolving L/C Issuer has honored any full or partial drawing request under any Revolving Letter of Credit and such drawing has resulted in a Revolving L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Revolving Letter of Credit Expiration Date, any Revolving Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the Revolving L/C Obligations pursuant to Section 8.02(c) or (iv) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all Revolving L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Revolving L/C Borrowing or the Revolving Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., on (x) in the case of the immediately preceding clauses (i) through (iii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Revolving L/C Issuer and the Revolving Credit Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Revolving L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all Revolving L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash

Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Revolving Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such Revolving L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a letter of credit fee for each Revolving Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Revolving Letter of Credit (whether or not such maximum amount is then in effect under such Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Revolving Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Revolving Letter of Credit, on the Revolving Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Revolving Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of a Revolving L/C Issuer. A Revolving Credit Lender may become an additional Revolving L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional Revolving L/C Issuer.

(k) Credit-Linked Deposit Account. (i) Each of the Administrative Agent, the Synthetic L/C Issuer and each Synthetic L/C Lender hereby acknowledges and agrees that (x) each Synthetic L/C Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.03(c)(viii) and (y) the Administrative Agent may invest the Credit-Linked Deposits in such investments as may be determined from time to time by the Administrative Agent. The Administrative Agent hereby agrees to pay to each Synthetic L/C Lender, on each Interest Payment Date for the Credit-Linked Deposits, interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such Synthetic L/C Lender’s Pro Rata Share of the aggregate amount of the Credit-Linked Deposits during such Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period less the Credit-Linked Deposit Cost Amount. With respect to any Interest Period during which a Synthetic L/C Loan is deemed made, the Administrative Agent shall determine the amount of interest payable by the Borrower on such Synthetic L/C Loan for the portion of such Interest Period during which such Synthetic L/C Loan is outstanding pursuant to Section 2.03(c)(i) and the amount of interest payable by the Administrative Agent on the Credit-Linked Deposits during such Interest Period pursuant to the applicable provisions of this Agreement, and such determination shall be conclusive absent manifest error.

(ii) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits and no obligations with respect thereto other than as expressly provided in this Agreement. Without limiting the foregoing, the obligation to return the Credit-Linked Deposits to the Synthetic L/C Lenders is solely an obligation of the Administrative Agent, and the Borrower shall have no liability or obligation in respect of the principal amount of the Credit-Linked Deposits.

SECTION 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and Revolving L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Revolving L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s

Revolving Credit Commitment then in effect; provided further that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment

(appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments. (a) Optional. (i) Subject to paragraph (iv) below, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans, Bridge Loans, Revolving Credit Loans and Synthetic L/C Loans in whole or in part without premium, penalty or fee (but subject to Section 3.05); provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty or fee (but subject to Section 3.05); provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) The Borrower may not voluntarily prepay any Term Loans unless and until the Outstanding Amount of all Bridge Loans has been paid in full.

(v) Voluntary prepayments of Term Loans shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment.

(vi) Voluntary prepayments of Synthetic L/C Loans made other than in connection with a corresponding reduction of the Synthetic L/C Commitments shall be made to the Administrative Agent, which shall promptly remit the same to the Credit-Linked Deposit Account.

(b) Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause prepayments to be made (in compliance with Section 2.05(b)(vi) below) in an amount equal to the excess, if any, of (A) 50% (or 25% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was no more than 4.00:1) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2006) minus (B) the sum of (1) all voluntary prepayments of Bridge Loans and Term Loans during such fiscal year and (2) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that no prepayment shall be required under this Section 2.05(b)(i) if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was no more than 3.00:1.

(ii) (A) If the Borrower or any Restricted Subsidiary realizes or receives any Net Cash Proceeds in respect of any Asset Disposition Event, then on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds the Borrower shall cause prepayment to be made (in compliance with Section 2.05(b)(vi) below) in an amount equal to 100% of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition Event, at the option of the Borrower, the Borrower may apply all or any portion of such Net Cash Proceeds to make a Permitted Reinvestment within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days (or one year in the case of a Casualty Event) of the date of such legally binding commitment; provided that (I) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such Permitted Reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (II) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to make prepayments as set forth in Section 2.05(b)(vi) below; provided further that any prepayment under this Section 2.05(b)(ii) shall be made prior to the expiration of any period allowed under the Senior Unsecured Notes Documentation for a Permitted Reinvestment of Net Cash Proceeds after which an offer to purchase the Senior Unsecured Notes or any Indebtedness incurred pursuant to any Permitted Refinancing thereof would be required under the Senior Unsecured Notes Documentation.

(iii) If the Borrower or any Restricted Subsidiary receives any Net Cash Proceeds in respect of the incurrence or issuance of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, then on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds the Borrower shall cause prepayments to be made (in compliance with Section 2.05(b)(vi) below) in an amount equal to 100% of all Net Cash Proceeds received therefrom.

(iv) (A) On or prior to the date which is ten (10) Business Days after the date of the realization or receipt of Net Cash Proceeds by the Borrower or any Restricted Subsidiary from any Permitted MLP Transfer, any Permitted GP Transfer or any MLP Extraordinary Distribution, the Borrower shall cause prepayments to be made (in compliance with Section 2.05(b)(vi) below) in an amount equal to 100% of all Net Cash Proceeds so realized or received; provided that, except in the case of the Initial MLP Asset Transfer, no such prepayment shall be required pursuant to this Section 2.05(b)(iv)(A) with respect to such portion of such Net Cash Proceeds (not to exceed 50% of such Net Cash Proceeds) that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(iv)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing);

(B) With respect to up to 50% of any Net Cash Proceeds realized or received with respect to any Permitted MLP Transfer (other than the Initial MLP Asset Transfer), any Permitted GP Transfer or any MLP Extraordinary Distribution, at the option of the Borrower, the Borrower may apply all or any portion of such Net Cash Proceeds to make a Permitted Reinvestment within (x) twelve (12) months after such Permitted MLP Transfer, Permitted GP Transfer or MLP Extraordinary Distribution or (y) if during such twelve (12) month-period, the Borrower or a Restricted Subsidiary enters into a legally binding agreement committing it to apply such Net Cash Proceeds to make a Permitted Reinvestment after such twelve (12) month-period, such twelve (12) month-period will be extended with respect to the amount of Net Cash Proceeds so committed (but such extension will in no event be for a period longer than 180 days); provided that (1) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such Permitted Reinvestment (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (2) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to make prepayments as set forth in Section 2.05(b)(iv) below; provided further that any prepayment under this Section 2.05(b)(iv) shall be made prior to the expiration of any period allowed under the Senior Unsecured Notes Documentation for a Permitted Reinvestment of Net Cash Proceeds after which an offer to purchase the Senior Unsecured Notes or any Indebtedness incurred pursuant to any Permitted Refinancing thereof would be required under the Senior Unsecured Notes Documentation.

(v) On or prior to the date which is ten (10) Business Days after the date of the realization or receipt of Net Cash Proceeds by the Borrower or any

Subsidiary of the Borrower from any North Texas Asset Sale, the Borrower shall cause prepayments to be made (in compliance with Section 2.05(b)(vi) below) in an amount equal to the sum of (x) 100% of the first $700,000,000 of all such Net Cash Proceeds received, (y) 50% of all such Net Cash Proceeds received to the extent such Net Cash Proceeds exceed $700,000,000 but do not exceed $850,000,000 and (z) 25% of all such Net Cash Proceeds received in excess of $850,000,000.

(vi) Each prepayment required pursuant to any of paragraphs (i) through (v) of this Section 2.05(b) shall be applied (A) first, to prepay the outstanding principal amount of any Bridge Loans, (B) second, to prepay the outstanding principal amount of any Term Loans and (C) third, in the case of any prepayment required by paragraph (iv), to cash collateralize the Synthetic L/C Obligations; provided that, if an Event of Default has occurred and is continuing at the time that any such prepayment is required to be made, such prepayment shall be applied first, to prepay the outstanding principal amount of Bridge Loans, Term Loans, Synthetic L/C Loans and Revolving Credit Loans ratably in accordance with the total outstanding principal amount thereof and second, to cash collateralize the Synthetic L/C Obligations. Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment required to be made pursuant to paragraphs (i) through (v) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment, provide a reasonably detailed calculation of the amount of such prepayment, identify (in accordance with paragraph (vi) above) the Borrowing or Borrowings (or, in the case of a prepayment required by paragraph (iv) above, if applicable, any other Indebtedness referred to in clause (C) of paragraph (vi) above) to be prepaid and, in the case of a Permitted MLP Transfer or a Permitted GP Transfer, provide a reasonably detailed description thereof and basis for determining the qualification of such transaction as a Permitted MLP Transfer or Permitted GP Transfer, as applicable. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii) Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan (other than a Synthetic L/C Loan to the extent such prepayment is applied to increase the Credit-Linked Deposits) on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

SECTION 2.06. Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. (i) The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a). The Bridge Commitment of each Bridge Lender shall be automatically and permanently reduced to $0 upon the making of such Bridge Lender’s Bridge Loans pursuant to Section 2.01(b). The Revolving Credit Commitments and the Synthetic L/C Commitments shall terminate on the applicable Maturity Date for each such Facility.

(ii) If any cash collateral is required to be provided pursuant to Section 2.05(b)(vi) to secure the Synthetic L/C Obligations, then, if and to the extent that such cash collateral is applied to pay any principal of an Unreimbursed Amount (including any Synthetic L/C Borrowing), the Synthetic L/C Commitments shall be automatically and permanently reduced by the same amount. The Borrower may, at its option, direct that any such cash collateral be so applied.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07) and, in the case of a termination or reduction of the Unused Synthetic L/C Commitments, the Administrative Agent shall return to the Synthetic L/C Lenders, from the Credit-Linked Deposit Account in accordance with their respective Synthetic L/C Pro Rata Shares, an amount equal to the amount by which the Credit-Linked Deposits exceed at such time (i) the aggregate amount of Synthetic L/C Commitments remaining (after giving effect to such reduction) minus (ii) the aggregate amount of Synthetic L/C Loans outstanding at such time. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans. (a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, an aggregate amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.

(b) Bridge Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Bridge Lenders on the Maturity Date for the Bridge Loans, the aggregate principal amount of all Bridge Loans outstanding on such date.

(c) Synthetic L/C Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Synthetic L/C Lenders on the Maturity Date for the Synthetic L/C Loans, the aggregate principal amount of all Synthetic L/C Loans outstanding on such date.

(d) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(e) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the Maturity Date for the Revolving Credit Facility.

SECTION 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan (other than a Synthetic L/C Loan) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans and (iv) each Synthetic L/C Loan shall bear interest on the outstanding principal amount thereof for each Interest Period (or portion thereof) (which Interest Period shall be coincident with the applicable Interest Period for the Credit-Linked Deposits) at a rate per annum equal to the Eurodollar Rate for the Credit-Linked Deposits plus the Applicable Rate for Eurodollar Rate Term Loans.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of Revolving L/C Obligations; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Synthetic L/C Lender in accordance with its Pro Rata Share of the amounts on deposit in the Credit-Linked Deposit Account, a facility fee equal to the sum of (A) the Applicable Rate with respect to Eurodollar Rate Term Loans and (B) the Credit-Linked Deposit Cost Amount for such period. The facility fee shall accrue at all times from the date hereof until the Maturity Date for the Synthetic L/C Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable on each Interest Payment Date with respect to Credit-Linked Deposits, and on any date on which any Credit-Linked Deposit is terminated and the funds therein returned to such Lenders.

(c) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by reference to the Prime Rate shall be made on the basis of a year of three hundred sixty-five (365) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required

to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund the Credit-Linked Deposits and to fund participations in Letters of Credit and Swing Line

Loans are several and not joint. The failure of any Lender to make any Loan, to fund a Credit-Linked Deposit or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund its Credit-Linked Deposit or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan or Credit-Linked Deposit in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Credit-Linked Deposit in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”), (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”) or (c) one or more increases in the amount of the Synthetic L/C Commitments (each such increase, a “Synthetic L/C Commitment Increase” and, together with any Incremental Term Loans or Revolving Commitment Increase, referred to herein as a “Credit Increase”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 determined on a Pro Forma Basis as of the date of such Credit Increase and the last day of the most recent Test Period, in each case, as if such Credit Increase had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith. Each Credit Increase shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Credit Increases shall not exceed the excess of $400,000,000 minus the Incremental Facility Reduction Amount. The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans, the Term Loans, the Bridge Loans and the Synthetic L/C Loans, (b) shall not mature earlier than the Maturity Date with respect to the Term Loans and shall have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the Term Loans, (c) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), (d) if the initial yield on such Incremental Term Loans (as determined by the Administrative Agent to be equal to the sum of (i) the margin above the Eurodollar Rate on such Incremental Term Loans and (ii) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Incremental Term Loans and (B) four) exceeds by more than 75 basis points (the amount of such excess above 75 basis points being referred to herein as the “Yield Differential”) the Applicable Rate then in effect for Eurodollar Term Loans, then the Applicable Rate then in effect for Term Loans, Bridge Loans and Synthetic L/C Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loans and (e) except as provided in clauses (b) and (d) above, the terms and conditions applicable to Incremental Term Loans shall not be materially different from those of the Term Loans. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Credit Increases. Incremental Term Loans may be made, and Revolving Commitment Increases and Synthetic L/C Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right to make a portion of any Incremental Term Loan, each existing Revolving Credit Lender will have the right to provide a portion of any Revolving Commitment Increase and each existing Synthetic L/C Lender will have the right to provide a portion of any Synthetic L/C Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent and, in the case of a Revolving Commitment Increase, each Revolving L/C Issuer shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases or Synthetic L/C Commitment Increases, if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments or Synthetic L/C Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Credit Increases shall become Commitments (or in the case of (x) a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment or (y) a Synthetic L/C Commitment Increase to be provided by an existing Synthetic L/C Lender, an increase in such Lender’s applicable Synthetic L/C Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases and Letters of Credit issued pursuant to the Revolving Commitment Increases and Synthetic L/C Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any

Credit Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Revolving Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Revolving Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Synthetic L/C Commitment Increase pursuant to this Section 2.14, the outstanding Synthetic L/C Loans, if any, are held by the Synthetic L/C Lenders in accordance with their new Pro Rata Shares. This may be accomplished at the discretion of the Administrative Agent by taking any action comparable to the actions described in the second preceding sentence. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) At any time that the aggregate amount of Credit Increases does not yet exceed the excess of $400,000,000 minus the Incremental Facility Reduction Amount, the Borrower may elect, by written notice to the Administrative Agent specifying the amount of such increase, to increase the Incremental Facility Reduction Amount; provided that the Incremental Facility Reduction Amount may not exceed $200,000,000 and may not be increased by an amount in excess of the amount of Credit Increases that would be permitted at the time. The Administrative Agent shall notify the Lenders of any such increase.

(c) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under Article 3 being deemed to include any Restricted Subsidiary for whose account a Letter of Credit is issued) to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01)

paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d) The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) Notwithstanding anything else herein to the contrary, if a Lender or an Agent is subject to withholding tax imposed by the United States or any jurisdiction in the United States at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, such withholding tax at a rate imposed at such time shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a), (c) or (h) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a), (c) or (h).

(h) Any and all payments by or on account of any obligation of the Administrative Agent pursuant to Section 2.03(k)(i) hereunder shall be made free and clear of and without deduction for any Taxes or Other Taxes; provided that if the Administrative Agent shall be required to deduct any Taxes or Other Taxes from such payments, then (i) the Administrative Agent shall so notify the Borrower and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent pursuant to Section 2.03(k)(i) after making all required deductions (including deductions applicable to additional sums payable under this Section) to the Synthetic L/C Lenders is an amount from the Administrative Agent equal to the sum they would have received from the Administrative Agent had no deductions been made, (ii) the Borrower shall pay such additional amount to the Administrative Agent, (iii) the Administrative Agent shall make all required deductions, (iv) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (v) the Borrower shall indemnify, within ten (10) days after written demand therefor, the Administrative Agent for the full amount of any deductions paid by the Administrative Agent with respect to any payments made on account of any obligations of the Administrative Agent pursuant to Section 2.03(k)(i).

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or the Credit-Linked Deposits, or that the Eurodollar Rate for any Interest Period with respect to a proposed Eurodollar Rate Loan or the Credit-Linked Deposits does not adequately and fairly reflect the cost to such Lenders of funding such Loan or Credit-Linked Deposits, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan or the Credit-Linked Deposits, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and the Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans. (a) If any Lender or the Administrative Agent determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s or the Administrative Agent’s compliance therewith, there shall be any increase in the cost to such Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, maintaining any Credit-Linked Deposit or issuing or participating in Letters of Credit, as the case may be, or a reduction in the amount received or receivable by such Lender or the Administrative Agent in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, (iii) reserve requirements contemplated by Section 3.04(c) and (iv) any reserve requirement which is reflected in the Credit-Linked Deposit Cost Amount), then from time to time within fifteen (15) days after demand by such Lender or the Administrative Agent, as the case may be, setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06 if the demand is made by a Lender), the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such increased cost or reduction.

(b) If any Lender or the Administrative Agent determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender or the Administrative Agent (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender or the Administrative Agent as a consequence of such Lender’s or the Administrative Agent’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s or the Administrative Agent’s desired return on capital), then from time to time upon demand of such Lender or the Administrative Agent setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06 if the demand is made by a Lender), the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender or the Administrative Agent, as applicable, (i) as long as such Lender or the Administrative Agent, as applicable, shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan or Credit-Linked Deposit equal to the actual costs of such reserves allocated to such Loan or Credit-Linked Deposit by such Lender or the Administrative Agent, as applicable, (as determined by such Lender or the Administrative Agent, as applicable, in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender or the Administrative Agent, as applicable, shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans or Credit-Linked Deposit, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan or Credit-Linked Deposit by such Lender or the Administrative Agent, as applicable, (as determined by such Lender or the Administrative Agent, as applicable, in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan or Credit-Linked Deposit, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent if the demand is made by a Lender) of such additional interest or cost from such Lender or the Administrative Agent, as applicable. If a Lender or the Administrative Agent, as applicable, fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender or the Administrative Agent, as applicable, to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or the Administrative Agent’s, as applicable, right to demand such compensation.

(e) If any Lender or the Administrative Agent, as applicable, requests compensation under this Section 3.04, then such Lender or the Administrative Agent, as applicable, will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan, Deposit-Linked Account or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender or the Administrative Agent, as applicable, cause such Lender or the Administrative Agent, as applicable, and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender or the Administrative Agent, as applicable, pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan, whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each

Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. In addition, the Borrower shall indemnify the Administrative Agent against any loss or expense comparable to the losses or expenses covered by the preceding sentences of this Section 3.05 that the Administrative Agent may sustain or incur as a consequence of any withdrawal from the Credit-Linked Deposit Account pursuant to the terms of this Agreement prior to the end of the then-applicable Interest Period for the Credit-Linked Deposits.

SECTION 3.06. Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s or Agent’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender or Agent notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances. (a) If at any time (i) the Borrower becomes obligated to pay to any Lender additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, Credit-Linked Deposits and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and each Subsidiary Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii) each Collateral Document set forth on Schedule 1.01B duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) evidence that all other actions, including delivery of legal opinions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the authorization of the Transaction by each Loan Party and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties substantially in the form of Exhibit J-1;

(vi) an opinion from Vinson & Elkins LLP, Texas counsel to the Loan Parties substantially in the form of Exhibit J-2;

(vii) an opinion from Morris, James, Hitchens & Williams LLP, Delaware counsel to the Loan Parties organized in Delaware substantially in the form of Exhibit J-3;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying that there has been no DMS Material Adverse Change since December 31, 2004;

(ix) a certificate attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;

(x) evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as additional loss payee under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named, it being understood that no title insurance is required for any of the Material Pipelines;

(xi) certified copies of the PIPA, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that the PIPA has not been terminated as of the Closing Date and that no provision of the PIPA or any such other material agreements, instruments or documents has been waived, amended, supplemented or otherwise modified in a manner adverse to the Lenders in any material respect except any such waiver, amendment, supplement or other modification consented to in writing by the Administrative Agent; and

(xii) a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

(b) All fees and expenses required to be paid hereunder and invoiced before the Closing Date shall have been paid in full in cash.

(c) The Transaction, including the Acquisition, shall be consummated simultaneously with the initial Credit Extension in all material respects; the PIPA and all material related documentation shall be reasonably satisfactory to the Administrative Agent and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner adverse to the Lenders in any material respect without the consent of the Administrative Agent; the Administrative Agent shall be satisfied with the capitalization, structure and equity ownership of the Borrower after giving effect to the Transaction; and the Equity Contribution shall have been made and shall be not less than 17.0% of the pro forma total consolidated capitalization of the Borrower on the Closing Date (valuing the Borrower on a standalone basis prior to the consummation of the Acquisition at $135,900,000 and excluding (i) all Revolving Letters of Credit, except to the extent of Unreimbursed Amounts thereunder, (ii) Indebtedness of Unrestricted Subsidiaries (other than the Borrower’s and the Restricted Subsidiaries’ pro rata share of the Indebtedness of the Existing JVs), (iii) the Synthetic Letter of Credit Facility, except to the extent of Unreimbursed Amounts thereunder and (iv) Obligations under hedging arrangements permitted hereunder).

(d) Prior to or simultaneously with the initial Credit Extensions, the Borrower shall have received at least $250,000,000 in gross cash proceeds from the issuance of the Senior Unsecured Notes.

(e) Prior to or simultaneously with the initial Credit Extensions, the Borrower shall have terminated the Existing Credit Agreement and taken all other necessary actions such that, after giving effect to the Transaction, (i) the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Loans and L/C Obligations, (B) the Senior Unsecured Notes, and (C) Indebtedness permitted by clauses (b), (f), (i), (j), (l), (m), (n), (s) and (t) of

Section 7.03 and (ii) the Borrower shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than common stock owned by Targa Resources Investments, Inc. with terms and conditions reasonably acceptable to the Administrative Agent to the extent material to the interests of the Lenders. The Administrative Agent shall have received a pay-off letter reasonably satisfactory to it in respect of the repayment of the Existing Credit Agreement, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral arising under the Existing Credit Agreement, if any, will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(f) The Administrative Agent and the Lenders shall have received (i) the Audited Financial Statements and the audit report for such financial statements (which shall not be subject to any qualification), (ii) to the extent available, the related unaudited consolidating financial statements and (iii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of (x) DMS and its Subsidiaries and (y) the Borrower and its Subsidiaries, (A) in each case, for each subsequent year-to-date period ending on the last day of the most recently completed fiscal quarter ended at least forty-five (45) days before the Closing Date and (B) in the case of DMS, for the comparable 2004 period (collectively, the “Unaudited Financial Statements”), which financial statements described in clauses (i), (ii) and (iii) shall be prepared in accordance with GAAP and, in the case of the statements described in clause (iii) above, shall have been reviewed by the independent accountants for the Borrower and DMS, respectively, as provided in the procedures specified by the Public Company Accounting Oversight Board as described in AU722.

(g) The Agent and the Lenders shall have received the Pro Forma Financial Statements and projections in customary form of the Borrower and its Subsidiaries for the fiscal years 2005 through 2012 and for the eight fiscal quarters beginning with the third quarter of 2005 and through the second quarter of 2007 (the “Closing Date Projections”).

(h) The Lenders shall have received, to the extent requested, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i) The Collateral Agent shall have received a reasonably satisfactory Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(j) The Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(k) The Administrative Agent shall have received a certificate, signed by a Responsible Officer the Borrower and dated the Closing Date, stating that the conditions precedent set forth in Section 4.02 have been complied with.

(l) The Administrative Agent shall be satisfied that the Borrower’s ratio of Consolidated Total Debt (excluding Revolving Credit Loans borrowed to fund any portion of the Acquisition Consideration resulting from any working capital adjustment thereto not to exceed $50,000,000) on the Closing Date to pro forma Consolidated EBITDA for the most recent trailing four-fiscal quarter period ending June 30, 2005 to give pro forma effect to the Transaction as if it had occurred at the beginning of such four-fiscal quarter period) shall be no more than 6.50 to 1.0 (it being understood that pro forma Consolidated EBITDA for the four-fiscal quarter period ended June 30, 2005 shall be deemed to be $347,000,000).

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document (except, in the case of the initial Credit Extensions, the representations contained in Sections 5.01 (clauses (a) and (b) only), 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16 and 5.17, in each case with respect to DMS and its Subsidiaries only) shall be true and correct (or, in the case of representations and warranties not qualified as to materiality, true and correct in all material respects) on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct (or, in the case of representations and warranties not qualified as to materiality, true and correct in all material respects) as of such earlier date.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuers or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, if applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), and, with respect to the DMS Entities that are not Loan Parties, in each case referred to in clause (a) or (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for

(i) filings necessary to perfect and maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05. Financial Statements; No Material Adverse Effect. (a) (i) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of DMS and its Subsidiaries and the Borrower and its Subsidiaries, as applicable, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2004 to and including the Closing Date, except as disclosed in the PIPA or the Offering Circular, there has been (i) no sale, transfer or other disposition by DMS or any of its Subsidiaries or the Borrower or any of its Subsidiaries of any material part of the business or property of DMS or any of its Subsidiaries, taken as a whole, or the Borrower or any of its Subsidiaries, taken as a whole, respectively and (ii) no purchase or other acquisition by DMS or any of its Subsidiaries or the Borrower or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of DMS and its Subsidiaries or the Borrower and its Subsidiaries, respectively, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(ii) The unaudited pro forma condensed combined balance sheet of the Borrower and its Subsidiaries as at June 30, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statements of income of the Borrower and its Subsidiaries for (x) the most recent fiscal year, (y) the six-month period ended June 30, 2005 and (z) the 12-month period ending on June 30, 2005 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transaction. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as at June 30, 2005 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby, except that the pro forma income statement referred to in clause (x) need not take into account the historical operations of the Borrower for the period from January 1, 2004 through April 15, 2004.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The Closing Date Projections, copies of which have been furnished to the Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d) As of the Closing Date, neither the Borrower nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) as disclosed in the Offering Circular, (ii) obligations arising under this Agreement and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues (i) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (except as disclosed in the Offering Circular) or (ii) involving any of the Loan Documents or the Transaction.

SECTION 5.07. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens. (a) As of the date of this Agreement, Schedules 1.01D, 1.01E, 1.01F and 5.08(a) set forth the address or a description of the location of each Material Fee Owned Property, each other parcel of real property (other than pipelines and gathering systems and other than immaterial real property including, but not limited to, compressor sites, pump stations and meter sites) owned by any Loan Party, each Material Pipeline and each property that is the subject of a Material Financeable Lease, together with a list of the lessors with respect to all such Material Financeable Leases. All material pipelines and gathering systems owned by the Loan Parties as of the Closing Date are described in the Offering Circular.

(b) Each Loan Party and each of its Subsidiaries has marketable title (or in the case of Material Fee Owned Property, good and marketable title) in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each Loan Party and each of its Subsidiaries has complied with all obligations under the Material Financeable Leases and, to its knowledge, all other leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all Material Financeable Leases and, to its knowledge, all other leases to which it is a party are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each of its Subsidiaries enjoys peaceful and undisturbed possession under all Material Financeable Leases and, to its knowledge, all other leases to which it is a party, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Other than as disclosed on Schedule 5.08(d), as of the Closing Date, none of the Borrower or any Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting all or any material portion of any Material Fee Owned Property or any sale or disposition thereof in lieu of condemnation.

(e) To the Borrower’s knowledge, other than as disclosed in any Title Policy as of the Closing Date and on Schedule 5.08(e), and other than in the ordinary course of business relating to easements, rights of way and similar rights relating to Material Pipelines, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Fee Owned Property, Material Pipeline or any interest therein.

SECTION 5.09. Environmental Matters. Except to the extent specifically disclosed in the Offering Circular or in Schedule 5.09, and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries:

(a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit;

(b) has received notice of any claim with respect to any Environmental Liability or has otherwise become subject to any Environmental Liability;

(c) currently leases, owns or operates, or formerly owned, leased or operated, any property or facility on or from which Hazardous Materials have been released or disposed of in a manner and in quantities or concentrations requiring response or investigation under any Environmental Law; or

(d) has assumed from any Person, contractually or by operation of Law, any Environmental Liability of such Person.

SECTION 5.10. Taxes. Except as set forth in Schedule 5.10 and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries have filed all Federal and state and other tax returns and reports required to be filed, and have paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance. (a) Except as set forth in Schedule 5.11 or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12. Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in material Subsidiaries have been validly issued, are, in the case of Equity Interests issued by corporations, fully paid and nonassessable and all Equity Interests owned by the Borrower or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any Subsidiary in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made based on hours worked to employees of each of the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any of the Borrower or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.18. Insurance. Schedule 5.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums due in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and in accordance with normal industry practice.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower beginning with the 2005 fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (other than, in respect of the Borrower and its Subsidiaries, such figures for the period from January 1, 2004 through April 15, 2004), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (other than, in respect of the Borrower and its Subsidiaries, such figures for the period from January 1, 2004 through April 15, 2004), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable assumptions, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variances may be material; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of any Holding Company (so long as the Borrower is a consolidated subsidiary of such Holding Company) or (B) the Borrower’s or any such Holding Company’s, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Holding Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Holding Company, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, any of the Equity Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Senior Unsecured Notes Documentation and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) together with the delivery of each Compliance Certificate delivered in connection with the delivery of the financial statements referred to in Section 6.01(a), (i) a report setting forth the information required by the Perfection Certificate or confirming that there has been no change in such information that would require any action in order to fully comply with the Collateral and Guarantee Requirement at any time, (ii) a description of each event, condition or circumstance during the fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b), (iii) a statement indicating whether any Material Fee Owned Property was acquired or Material Financeable Lease was entered into during such fiscal year, and, if so identifying it, and (iv) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary (and, as applicable, an Excluded Subsidiary or a Partially Owned Operating Company), an Unrestricted Subsidiary, a Permitted MLP (or a subsidiary thereof) or a Permitted GP (or a subsidiary thereof) as of the date of delivery of such Compliance Certificate;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.03. Notices. Promptly after obtaining knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including a Material Adverse Effect arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon the Borrower or such Restricted Subsidiary or upon its or such Restricted Subsidiary’s income or profits or in respect of its or such Restricted Subsidiary’s property except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) in the case of clauses (a) and (b), pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent registered public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.18 of any existing direct or indirect Domestic Subsidiary as a Restricted Subsidiary:

(i) within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Restricted Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of its Material Fee Owned Properties and Material Financeable Leases, in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, Security Agreement Supplements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Clause (h)(iii) of the Collateral and Guarantee Requirement), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent (consistent with the Mortgages, Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens, pledging Equity Interests, granting mortgages and taking any and all other actions as required by the Collateral and Guarantee Requirement;

(C) (x) cause each such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement (including Equity Interests in any MLP), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each Loan Party to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged by it pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged by it in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) take and cause such Restricted Subsidiary and each other Loan Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent to

vest in the Collateral Agent valid Liens required by the Collateral and Guarantee Requirement or any of the Collateral Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity,

(ii) within thirty (30) days after the request therefor by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent and the Collateral Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent or the Collateral Agent may reasonably request;

(b) as promptly as practicable, however, in any case no later than 90 days after the Closing Date, deliver to the Collateral Agent counterparts to Mortgages or Collateral Assignments (as applicable), Title Policies and other documents in respect of Material Fee Owned Property and Material Financeable Leases designated as “Tier 2” properties on Schedules 1.01D and 1.01F in accordance with and as required by clause (h)(ii) of the Collateral and Guarantee Requirement; and

(c) in the case of an acquisition of any Material Fee Owned Property, Material Pipeline or Material Financeable Lease (including the renewal of any Material Financeable Lease) by any Loan Party, and such Material Fee Owned Property, Material Pipeline or Material Financeable Lease is not already subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall not later than thirty (30) days after such acquisition (or the date such property becomes a Material Fee Owned Property or a Material Pipeline), deliver to the Collateral Agent counterparts to Mortgages or Collateral Assignments (as applicable), Title Policies (other than with respect to any Material Pipeline) and other documents in respect of such Material Fee Owned Property, Material Pipelines and Material Financeable Leases in accordance with and as required by clause (h)(iv) of the Collateral and Guarantee Requirement.

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13. Further Assurances. Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

SECTION 6.14. Maintenance of Ratings. Use commercially reasonable efforts to cause the Facilities provided for herein to be continuously rated by S&P and Moody’s.

SECTION 6.15. Interest Rate Protection. No later than the 90th day after the Closing Date, enter into, and for a minimum of two years thereafter maintain, Swap Contracts reasonably acceptable to the Administrative Agent that result in at least 40% of the aggregate principal amount of Consolidated Total Debt (other than the Bridge Loans) being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

SECTION 6.16. Maintenance of Corporate Separateness. Satisfy customary corporate or limited liability company formalities, including the maintenance of corporate and business records.

SECTION 6.17. Information Regarding Collateral. Furnish to the Administrative Agent and Collateral Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent and Collateral Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 6.18. Designation of Subsidiaries. (a) The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 7.02, 7.06, and 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Unsecured Notes or any Permitted Refinancing thereof, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) no Subsidiary of an Unrestricted Subsidiary may be designated as a Restricted Subsidiary, (vi) no

Subsidiary that owns any Equity Interests in or Indebtedness of, or owns or holds any Lien on, any property of the Borrower or any Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated) or any Equity Interests in or Indebtedness of any Permitted MLP, Permitted GP or Partially Owned Operating Company, may be designated an Unrestricted Subsidiary, (vii) each Subsidiary to be so designated as an Unrestricted Subsidiary and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary and (viii) no primary operating Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower and the Restricted Subsidiaries therein at the date of designation in an amount equal to the net book value of their investments therein at the time of such designation; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) Any Person that becomes an Acquired Non-Guarantor as a result of a Permitted Acquisition and that is a Subsidiary shall become an Unrestricted Subsidiary upon consummation of such Permitted Acquisition. Any Person that becomes an Acquired Non-Guarantor as a result of a Permitted Acquisition and that is not a Subsidiary, but becomes a Subsidiary at a later date, shall become an Unrestricted Subsidiary at the time it becomes a Subsidiary (unless, at the time it becomes a Subsidiary, it would be required to become a Subsidiary Guarantor if it were a Restricted Subsidiary). Notwithstanding the foregoing, a Subsidiary shall not be required to become a Restricted Subsidiary if it is the Subsidiary of an Unrestricted Subsidiary. The second sentence of paragraph (a) above shall not apply to Subsidiaries that become Unrestricted Subsidiaries pursuant to this paragraph (b). If any Subsidiary becomes an Unrestricted Subsidiary pursuant to this paragraph (b) and is thereafter designated as a Restricted Subsidiary pursuant to paragraph (a) above, such Subsidiary shall continue to be an Acquired Non-Guarantor unless and until it becomes a Subsidiary Guarantor.

SECTION 6.19. Permitted MLP Transfer; Permitted GP Transfer. (a) All Equity Interests (other than those held by a Restricted Subsidiary that is the GP of such MLP) received by the Borrower or any Restricted Subsidiary as a result of any Permitted MLP Transfer that is a MLP Asset Transfer shall be held by a Loan Party until such time as any such Equity Interest is Disposed of pursuant to a Permitted MLP Transfer.

(b) All Equity Interests in a GP from time to time owned, directly or indirectly, by the Borrower shall be held by a Loan Party until such time as any such Equity Interest is Disposed of pursuant to a Permitted GP Transfer.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall they permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof that are listed on Schedule 7.01(b) or, in the case of Liens on the assets of the DMS Entities, Liens existing on the date hereof that are permitted by the PIPA (and that are not required to be released in order to satisfy any condition to closing thereunder, determined without regard to any waiver of any such condition that is not approved in writing by the Administrative Agent) and, in each case, any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; provided that such Liens (i) do not secure Indebtedness, (ii) arise by operation of law or contract and (iii) in the case of Liens arising by contract, do not preclude Liens securing the Obligations;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary and (iii) Liens on proceeds of insurance policies securing Indebtedness permitted under Section 7.03(m)(i);

(f) deposits, prepayments or cash pledges to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property (including those disclosed in Schedule B-II of each title insurance policy or signed title insurance commitment delivered to and accepted by the Administrative Agent on the Closing Date), which, in the aggregate, do not in any case interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases, sublicenses, easements, rights of way or similar rights or encumbrances granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; or (iv) in connection with Cash Management Obligations and other obligations in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts in the ordinary course of business and that are limited to Liens customary in such arrangements;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(f), (i), (s) and (t) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 7.03; provided that such Liens do not at any time encumber any property other than the property of such Foreign Subsidiary;

(o) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d); provided, that any such Lien on any Collateral shall be junior to the Liens on the Collateral securing the Obligations;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.18), in each case after the Closing Date (other than Liens on the Equity Interests or assets of any Person acquired pursuant to the Acquisition and other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) Indebtedness secured thereby is permitted under Section 7.03(e);

(q) any interest or title of a lessor under leases entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(t) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers and suppliers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent, purchase agreement or similar agreement permitted hereunder;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s customers and suppliers at which such inventory or equipment is located and that do not secure Indebtedness;

(y) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30,000,000 at any one time outstanding.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) to fund the purchase of Equity Interests in the Borrower or any Holding Company under compensation plans approved by the Board of Directors of the Borrower in good faith (provided that the proceeds of such loans or advances are promptly reinvested in Equity Interests of the Borrower) and (iii) for purposes not described in the foregoing clauses (i) or (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments pursuant to this clause (iii) shall not exceed $50,000,000 (net of any return representing a return of capital in respect of any such Investment);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments (i) existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and (ii) Investments existing on the date hereof by the Borrower or any Restricted Subsidiary in the Equity Interests of any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) subject to clause (B) below, a majority of all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be a Subsidiary Guarantor and shall have complied with the requirements of Section 6.11, within the times specified therein;

(B) the Acquired EBITDA of the Acquired Entity or Business being acquired pursuant to such acquisition (excluding the portion thereof attributable to the net income (loss) of any Person that will not be a Subsidiary Guarantor after giving effect to such acquisition and determined assuming that no dividends, distributions or other payments were made by any such Person to any other Person that would be a Subsidiary Guarantor) shall constitute at least 66.67% of the Acquired EBITDA of such Acquired Entity or Business (including the net income (loss) of Persons that will not be Subsidiary Guarantors after giving effect to such acquisition and determined assuming that each such Person paid dividends ratably with respect to its Equity Interests in an amount equal to its net income), in each case for the most recent period of four consecutive fiscal quarters ended prior to the date of such acquisition for which financial statements are available;

(C) the acquired property, assets, business or Person is in a Similar Business;

(D) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) the Transaction;

(k) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to any Holding Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), to the extent treated as Restricted Payments and permitted to be made to such Holding Company in accordance with Section 7.06(i);

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower after a Qualifying IPO of the Borrower;

(p) Investments of a Restricted Subsidiary engaged in a Similar Business acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Investments consisting of Equity Interests in MLPs and GPs received in connection with a Permitted MLP Transfer or Permitted GP Transfer made pursuant to Section 7.05;

(r) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations (including contracts) that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) so long as, immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, Investments in Similar Businesses that do not exceed (together with the amount of Capital Expenditures made pursuant to Section 7.15(e) and required to be treated as Investments hereunder) $100,000,000 in the aggregate at any one time, net of any return representing a return of capital in respect of any such Investment and valued at the time of making thereof; provided that additional Investments in excess of such limitation may be made in reliance upon this clause to the extent treated as Restricted Payments and allowed under clause (i) of Section 7.06 at the time;

(t) so long as, immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, other

Investments that do not exceed $100,000,000 in the aggregate at any one time, net of any return representing return of capital in respect of any such Investment and valued at the time of the making thereof; provided that additional Investments in excess of such limitation may be made in reliance upon this clause to the extent treated as Restricted Payments and allowed under clause (i) of Section 7.06 at the time; and

(u) any Investment owned by a Person at the time such Person is acquired and becomes a Restricted Subsidiary pursuant to a Permitted Acquisition; provided that (i) such Investment was not made in connection with or in contemplation of such Permitted Acquisition and (ii) any incremental Investments shall not be permitted by this clause (u).

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Restricted Subsidiaries under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(c) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary to the extent such Guarantees are Investments permitted by Section 7.02; provided that (i) no Guarantee by any Restricted Subsidiary of any Senior Unsecured Note shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Subsidiary Guaranty, (ii) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (iii) this clause (c) shall not permit a Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee Indebtedness of any Loan Party;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary (other than a GP or the general partner of a GP) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the Security Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Back-to-Back Swap Contracts; provided, in the case of any Back-to-Back Swap Contracts (i) any Loan Party’s interests in such Back-to-Back Swap Contract are subject to a perfected Lien in favor of the Collateral Agent in accordance with the Collateral and Guarantee Requirement and (ii) such Back-to-Back Swap Contract includes no less credit protection, if any, for the benefit of such Loan Party (including pledges of collateral and letters of credit) than would be afforded to a third-party counterparty in an arm’s-length hedging arrangement with the related MLP or subsidiary thereof;

(g) Indebtedness of the Borrower and the Restricted Subsidiaries assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (w) is unsecured, (x) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, (y) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (z) hereof) and (z) has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to the Borrower than the terms and conditions of the Senior Unsecured Notes as of the Closing Date; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(h) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by clause (f) of Section 7.06;

(j) customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments, in each case incurred by the Borrower or any Restricted Subsidiary in connection with the Disposition of any assets permitted hereby, or any Investment permitted hereby or any Permitted Acquisition, but excluding Guarantees of Indebtedness; provided that (i) such obligations are not required to be reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (j)(i)) and (ii) the maximum liability in respect of all such obligations incurred in connection with any Disposition shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such Disposition;

(k) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts in the ordinary course of business and discharged within two Business Days of its incurrence;

(m) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business;

(o) Indebtedness in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof;

(p) Indebtedness of a Loan Party to a GP or a general partner of a GP, in each case that is a Restricted Subsidiary; provided that the principal amount of such Indebtedness may not exceed the actual cash loaned by such GP or such general partner, as applicable, to such Loan Party or such Restricted Subsidiary (except to the extent that interest accrued thereon is added to the principal amount thereof) and such Indebtedness:

(1) is not convertible into, or putable or exchangeable for, any other security other than a security that would satisfy the requirement of this clause (p);

(2) does not mature or become mandatorily redeemable, putable or subject to a purchase offer, pursuant to a sinking fund obligation or otherwise, or become redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is 91 days after the Term Loan Maturity Date (such 91st day being the “Permitted Date”);

(3) does not require or permit the payment of cash interest or any other payment of cash with respect to such Indebtedness until the Permitted Date; and

(4) is subject to the subordination terms set forth in Exhibit L, including a prohibition against enforcing any rights with respect to such Indebtedness prior to the Permitted Date;

provided, that upon any subsequent issuance or transfer of Equity Interests (including a GP Equity Transfer) or any other event which results in any such GP or such general partner, as applicable, ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to another Loan Party), then such Indebtedness shall cease to be permitted by this clause;

(q) unsecured Indebtedness of the Borrower for money borrowed; provided that (i) the aggregate principal amount of Indebtedness permitted by this clause (q) at any time outstanding shall not exceed $100,000,000 (plus the Incremental Facility Reduction Amount) (ii) both immediately prior and after giving effect to incurring any such Indebtedness, (1) no Default shall exist or result therefrom and (2) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, (iii) such Indebtedness does not mature prior to the date 180 days after the Maturity Date of the Term Loans, and does not require any scheduled amortization or other scheduled payments of principal prior to the Maturity Date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iv) hereof) and (iv) such Indebtedness has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to the Borrower than the terms and conditions of the Senior Unsecured Notes as of the Closing Date; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(r) unsecured subordinated Indebtedness of the Borrower for money borrowed; provided that (i) the aggregate principal amount of Indebtedness permitted by this clause (r) at any time outstanding shall not exceed $250,000,000 (ii) both immediately prior and after giving effect to incurring any such Indebtedness, (1) no

Default shall exist or result therefrom and (2) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, (iii) such Indebtedness does not mature prior to the date 180 days after the Maturity Date of the Term Loans, and does not require any scheduled amortization or other scheduled payments of principal prior to the Maturity Date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iv) hereof), (iv) such Indebtedness has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to the Borrower than the terms and conditions of the Senior Unsecured Notes as of the Closing Date and (v) such Indebtedness (and any Guarantees thereof) are subordinated to the Obligations (and any refinancing thereof) on terms that are in the reasonable opinion of the Administrative Agent no less favorable to the Lenders than subordination terms customary for subordinated debt securities issued in the capital markets; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness (including the subordination provisions) or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(s) unsecured Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

(t) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to (x) reorganize the Borrower into a new jurisdiction or (y) convert the Borrower into a limited liability company or a limited partnership); provided that (1) the Borrower shall be the continuing or surviving Person and (2) such merger does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then (i) the transferee must either be the Borrower or a Subsidiary Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Subsidiary Guaranty confirmed that its Subsidiary Guarantee shall apply to the Successor Company’s obligations under this Agreement, (D) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement, (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, and (G) such merger or consolidation is treated as an Investment and is permitted under Section 7.02; and provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f) the Borrower and the Restricted Subsidiaries may consummate the Acquisition; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose and effect of which is to consummate a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions in the ordinary course of business of obsolete or worn out property, whether now owned or hereafter acquired, and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor or the Borrower, either (i) the transferee thereof must either be the Borrower or a Subsidiary Guarantor, (ii) such transaction is treated as an Investment and is permitted under Section 7.02 or (iii) such transaction complies with clause (b) of Section 7.08;

(e) Restricted Payments permitted by Section 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of property acquired by the Borrower or any Restricted Subsidiary after the Closing Date pursuant to sale-leaseback transactions; provided that the applicable sale-leaseback transaction (i) occurs within two hundred seventy (270) days after the acquisition or construction (as applicable) of such property and (ii) is made for cash consideration not less than the cost of acquisition or construction of such property;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), easements, rights of way or similar rights or encumbrances in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;

(j) transfers of property that has suffered a Casualty Event (constituting a total loss or constructive total loss of such property) upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) shall not exceed $50,000,000, (iii) with respect to any Disposition or series of related Dispositions pursuant to this clause (k) for a purchase price in excess of $10,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(u)), and (iv) no Disposition of less than all of the Equity Interests of any Subsidiary shall be permitted under this clause (k); provided, however, that for the purposes of clause (iii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, shall, in the case of (A) and (B), be deemed to be cash consideration;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) any North Texas Asset Sale; provided that 100% of the consideration received in such Disposition is in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); and

(n) Permitted MLP Transfers and Permitted GP Transfers;

provided that (i) any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition and (ii) no North Texas Asset Sale, MLP Asset Transfer, MLP Equity Transfer or GP Equity Transfer (other than North Texas Asset Sales, MLP Equity Transfers and GP Equity Transfers made to a Loan Party) shall be permitted except pursuant to clause (m) or (n) above (as applicable). To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the

Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date in connection with the Transaction;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(f);

(e) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants to the extent that such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower may pay (or make Restricted Payments to allow any Holding Company to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower or of any such Holding Company held by any future, present or former employee or director of the Borrower or any direct or indirect parent of the Borrower or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of the Borrower or any of its Subsidiaries; provided that the aggregate Restricted Payments made under this clause (f) do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds received by the Borrower during such year from Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) of the Borrower and, to the extent contributed in cash to the Borrower, from issuances of Equity Interests of any Holding Company, in each case to members of management, directors, managers or consultants of the Borrower, any of its Subsidiaries or any Holding Company that occurs after the Closing Date, in each case to the extent Not Otherwise Applied, plus (ii) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries during such year, less (iii) the amount of any Restricted Payments previously made pursuant to subclauses (i) and (ii) of this clause (f); and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management, directors, managers or consultants of the Borrower, any Holding Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Holding Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(g) so long as no Default shall have occurred and be continuing or would result therefrom, Restricted Payments in an aggregate amount equal to the excess Net Cash Proceeds from any North Texas Asset Sale remaining after the application of such Net Cash Proceeds in compliance with Section 2.05(b)(iv) that are Not Otherwise Applied; provided that such Restricted Payments are made within 270 days after the date of consummation of such North Texas Asset Sale;

(h) the Borrower and its Restricted Subsidiaries may make Restricted Payments to the Borrower’s direct Holding Company for the Borrower’s direct or indirect Holding Companies to pay:

(i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(iii) customary salary, bonus and other benefits payable to officers and employees of any Holding Company;

(iv) general corporate overhead expenses of any Holding Company of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; and

(v) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such Holding Company;

(i) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments, in an aggregate amount (together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments made pursuant to clause (f) of Section 7.13, (2) loans and advances to any Holding Company made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (i) and (3) Investments made pursuant to clauses (s) and (t) of Section 7.02 and Capital Expenditures made pursuant to Section 7.15(e), in each case to the extent required to be treated as Restricted Payments hereunder) not to exceed (i) $50,000,000 plus either (A) 25% of the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied if the Total Leverage Ratio as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such additional Restricted Payments) is 5.00:1 or less but more than 3.00:1 or (B) 50% of the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied if the Total Leverage Ratio as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such additional Restricted Payments) is less than 3.00:1. For the purpose of this Agreement, “Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2006 and Excess Cash Flow for each succeeding and completed fiscal year (in each case reduced by the amount that is to be subtracted pursuant to clause (B) of Section 2.05(b)(i) for purposes of calculating the amount of any prepayment required to be made thereunder, whether or not such prepayment is made and regardless of whether such reduction results in a negative number which reduces Cumulative Excess Cash Flow), in each case Not Otherwise Applied.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business other than a Similar Business.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions between or among Loan Parties not involving any other Affiliate (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transaction and the payment of fees and expenses related to the Transaction, (d) if at the time thereof and after giving effect thereto no Default has occurred and is continuing the payment of (x) management, consulting, monitoring and advisory fees and related expenses to the Sponsor not to exceed $7,500,000 in the aggregate per calendar year and (y) any termination or other fee payable to the Sponsor upon a change of control or initial public equity offering of the Borrower or any Holding Company thereof, which fees, in the case of this clause (y) only, are approved by a majority of the members of the Board of Directors of the Borrower in good faith, (e) Restricted Payments permitted under Section 7.06, (f) payments or loans (or cancellations of loans) to employees or consultants of the Borrower, any of its Holding Companies or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory arrangements with such employees or consultants that are, in each case, approved by the Borrower in good faith, including the special bonus payments described under “Certain Relationships and Related Transactions” in the Offering Circular, (g) payments by the Borrower and the Restricted Subsidiaries to each other pursuant to the tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (h) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower, any of its Holding

Companies or any Restricted Subsidiary, (i) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower, in good faith, (k) the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Permitted Holder or to any director, manager, officer, employee or consultant of the Borrower or any Holding Company, (l) investments by the Sponsor in securities of the Borrower so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities, (m) any Permitted MLP Transfer and any Permitted GP Transfer and (n) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor or any Existing JV to make Restricted Payments to the Borrower or any Subsidiary Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that is or becomes a Restricted Subsidiary as of the Closing Date or that becomes a Restricted Subsidiary pursuant to Section 6.18, (iii) are set forth in an agreement governing Indebtedness permitted by Section 7.03 and that has been incurred by a Restricted Subsidiary of the Borrower that is not a Loan Party, provided that (x) such restrictions apply only to such Restricted Subsidiary (and its Subsidiaries, if any) and (y) limitations described in clause (a) above shall not be permitted by this clause (iii) unless each of the Subsidiaries to which such limitations apply is an Acquired Non-Guarantor, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (v) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby (or in easements, rights of way or similar rights or encumbrances, in each case granted to the Borrower or a Restricted Subsidiary by a third party in respect of real property owned by such third party) so long as such restrictions relate only to the assets (or the Borrower’s or Restricted Subsidiary’s rights under such easement, right of way or similar right or encumbrance, as applicable) subject thereto, (vi) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (viii) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of any of the Regulations of the FRB, including Regulations T, U and X.

SECTION 7.11. Financial Covenants. (a) Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on March 31, 2006) to be greater than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year	March 31	June 30	September 30	December 31
2006	8.00:1	8.00:1	8.00:1	8.00:1
2007	8.00:1	8.00:1	8.00:1	8.00:1
2008	7.50:1	7.50:1	7.50:1	7.50:1
2009	7.50:1	7.50:1	7.50:1	7.50:1
2010	7.50:1	7.50:1	7.50:1	7.50:1
2011	7.00:1	7.00:1	7.00:1	7.00:1
2012	7.00:1	7.00:1	7.00:1	—

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio for any Test Period (beginning with the Test Period ending on March 31, 2006) to be less than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year	March 31	June 30	September 30	December 31
2006	1.25:1	1.25:1	1.25:1	1.25:1
2007	1.25:1	1.25:1	1.25:1	1.25:1
2008	1.25:1	1.25:1	1.25:1	1.25:1
2009	1.50:1	1.50:1	1.50:1	1.50:1
2010	1.50:1	1.50:1	1.50:1	1.50:1
2011	1.50:1	1.50:1	1.50:1	1.50:1
2012	1.50:1	1.50:1	1.50:1	—

SECTION 7.12. Accounting Changes. Make any change in the Borrower’s fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.13. Prepayments, Etc. of Indebtedness. Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness or pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities, except:

(a) payment of Indebtedness created under the Loan Documents;

(b) payment of Indebtedness in connection with the Transaction;

(c) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(d) refinancings of Indebtedness to the extent permitted by Section 7.03;

(e) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale is permitted by Section 7.05;

(f) payment of Indebtedness otherwise prohibited to the extent treated as a Restricted Payment and allowed under clause (i) of Section 7.06 at the time; and

(g) redemptions of up to 35% of the Senior Unsecured Notes pursuant to and in accordance with the provisions of the Senior Unsecured Notes Indenture that contemplate and allow redemptions with the Net Cash Proceeds of an “Equity Offering” (as defined in the Senior Unsecured Notes Indenture); provided that such redemptions shall not be permitted unless such “Equity Offering” is made as a bona fide public offering.

SECTION 7.14. Equity Interests of the Borrower and Restricted Subsidiaries. Permit (a) any Restricted Subsidiary to be a non-wholly owned Subsidiary, except (i) as a result of or in connection with a Permitted MLP Transfer or Permitted GP Transfer, (ii) any Subsidiary that is an Acquired Non-Guarantor and was not a wholly owned subsidiary when acquired or (iii) any Subsidiary resulting from an Investment permitted under clause (s) or (t) of Section 7.02, (b) any Subsidiary Guarantor to issue Equity Interests to any Person other than a Loan Party or (c) any Restricted Subsidiary that is not a Loan Party to issue Equity Interests to any Person other than the Borrower or a Restricted Subsidiary.

SECTION 7.15. Capital Expenditures.

(a) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for the Borrower and the Restricted Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2005	$125,000,000
2006	$125,000,000
2007	$125,000,000
2008	$100,000,000
2009	$100,000,000
2010	$100,000,000
2011	$100,000,000
2012	$100,000,000

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year pursuant to Section 7.15(a) is less than the maximum amount of Capital Expenditures permitted by Section 7.15(a) with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the two succeeding fiscal years; provided that Capital Expenditures in any fiscal year shall be counted against the base amount set forth in Section 7.15(a) with respect to such fiscal year prior to being counted against any Rollover Amount available with respect to such fiscal year.

(c) Upon the consummation of any Permitted Acquisition, the base amount of Capital Expenditures set forth in Section 7.15(a) shall be increased by an amount equal to the average annual amount of Capital Expenditures attributable to the Acquired Entity or Business during the two years preceding such Permitted Acquisition, effective for the fiscal year during which such Permitted Acquisition is made (but in a pro rated amount representing the portion of such year remaining) and each subsequent fiscal year.

(d) In the event that the Borrower reasonably determines that, due to the occurrence of unanticipated events beyond its control, it is necessary during any fiscal year to make Capital Expenditures in excess of those otherwise permitted, the Borrower may make such Capital Expenditures; provided that (i) the amount of all such Capital Expenditures made during any fiscal year in reliance on this paragraph shall not exceed $25,000,000; (ii) the base amount of Capital Expenditure permitted by Section 7.15(a) during the next succeeding fiscal year shall be reduced by the amount of Capital Expenditures made in reliance on this paragraph and (iii) the Borrower shall notify the Administrative Agent, in a certificate signed by a Responsible Officer, of the need for such Capital Expenditures promptly after determining the need therefor, providing a reasonably detailed explanation of the events requiring such Capital Expenditures and the anticipated amount thereof.

(e) Capital Expenditures may be made during any fiscal year in excess of those otherwise permitted by this Section to the extent (i) treated as an Investment under clause (s) of Section 7.02 and permitted thereunder at the time or (ii) treated as a Restricted Payment under clause (i) of Section 7.06 and permitted thereunder at the time.

SECTION 7.16. Amendment of Other Indebtedness. Permit any waiver, supplement, modification, amendment, termination or release of any Senior Unsecured Notes Documentation or any indenture, instrument or agreement pursuant to which any Indebtedness is outstanding that was incurred in reliance upon clause (g), (q) or (r) of Section 7.03, if the effect of any such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the Borrower or any Subsidiary or confer additional material rights on the holder of the applicable Indebtedness in a manner adverse to the interests of the Borrower, any of the Subsidiaries or the Secured Parties.

ARTICLE VIII

Events Of Default and Remedies

SECTION 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article 7; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by Section 8.05; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary, or any combination thereof, one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance, as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or any Restricted Subsidiary to enforce any such judgment; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first-priority lien (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent or Collateral Agent (as applicable) may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recently completed fiscal quarter of the Borrower, have assets with a value in excess of 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent and the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and other amounts referred to in clauses Third, Fourth, and Fifth below) payable to the Secured Parties (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the termination value under Secured Hedge Agreements and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

SECTION 8.05. Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 7.11 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Borrower may engage in a Permitted Equity Issuance to any of the Equity Investors (or to any Holding Company if funded by an issuance of Equity Interests of a Holding Company to any of the Equity Investors) and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.11 for any applicable period. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) In each period of four fiscal quarters, there shall be at least two (2) consecutive fiscal quarters in which no cure set forth in Section 8.05(a) is made.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. References in this Article to the Administrative Agent shall apply, mutatis mutandis, to the Collateral Agent, whether or not so expressed.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such

L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedging Party) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) The Administrative Agent shall also act as the deposit account agent for the Synthetic L/C Issuer and the Synthetic L/C Lenders, and each of the Synthetic L/C Lenders (in its capacities as a Lender and Synthetic L/C Issuer (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of and to take such actions on its behalf and to exercise such powers and discretion as are reasonably incidental thereto.

SECTION 9.02. Delegation of Duties. The Agents may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings, such sub-agents as shall be deemed necessary by the Agents and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent or Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent or Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent or Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or Agent-Related Person to any Lender as to any matter, including whether Agents or Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent or Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent and Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent or Agent-Related Person of any portion of such Indemnified

Liabilities resulting from such Agent’s or Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of such Agent.

SECTION 9.08. Agents in their Individual Capacities. Credit Suisse and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Credit Suisse were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Credit Suisse or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and Collateral Agent shall be under no obligation to provide such information to them. With respect to its Loans, Credit Suisse shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Credit Suisse in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent or Collateral Agent may resign as such Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If an Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of an Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” or “Collateral Agent” (as applicable) shall mean such successor agent and/or supplemental agent, as the case may be, and the retiring Agent’s appointment, powers and duties as such Agent shall be terminated. After the retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. If no successor agent has accepted appointment as an Agent by the date which is thirty (30) days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent under the applicable Loan Documents until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the applicable Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Agent’s resignation hereunder as such Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as such Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(g) and (h), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree that:

(a) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Subsidiary Guaranty pursuant to clause (c) below;

(b) the Administrative Agent or the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) any Subsidiary Guarantor shall be automatically released from its obligations under the Subsidiary Guaranty if such Person ceases to be a Restricted Subsidiary as a result of (i) such Subsidiary Guarantor becoming a Partially Owned Operating Company, a Permitted MLP or a Permitted GP or a Subsidiary of any of the foregoing (ii) any other transaction or designation permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the Senior Unsecured Notes or any Permitted Refinancing thereof.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent

will (and each Lender irrevocably authorizes such Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13. Appointment of Supplemental Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent or Collateral Agent is hereby authorized to appoint an additional individual or institution selected by it in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative or collateral sub-agent or administrative or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent or Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent or Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent or Collateral Agent shall be deemed to be references to the Administrative Agent, Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from the Borrower, or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

SECTION 9.14. Intercreditor Agreement. The Collateral Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement (including pursuant to an Incremental Amendment), and subject to the Intercreditor Agreement with respect to those matters as to which Hedging Parties are entitled to vote thereunder, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Intercreditor Agreement), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal, interest or fees under Sections 2.07, 2.08 or 2.09 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of Loans of any Class shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees (including fees set forth in Section 2.03(g) and (h)) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(c), 8.04 or 2.13 without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Subsidiary Guarantees, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Revolving L/C Issuer or Synthetic L/C Issuer, as the case may be, in addition to the Lenders required above, affect the rights or duties of a Revolving L/C Issuer or Synthetic L/C Issuer, as the case may be, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or Collateral Agent, as the case may be, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or Collateral Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

No amendment or waiver of any provision of the Intercreditor Agreement shall be effective unless consented to in writing by the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Bridge Loans, the Revolving Credit Loans and the Synthetic L/C Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans or Replacement Bridge Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) or Bridge Loans (“Refinanced Bridge Loans”) with a replacement term loan tranche (“Replacement Term Loans”) or bridge loan tranche (“Replacement Bridge Loans”), respectively, hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans or Replacement Bridge Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans or Refinanced Bridge Loans, respectively, (b) the Applicable Rate for such Replacement Term Loans or Replacement Bridge Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans or Refinanced Bridge Loans, respectively, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (d) the Maturity Date of such Replacement Bridge Loans shall be the same as the Maturity Date for the Refinanced Bridge Loans and such Replacement Bridge Loans shall not be subject to amortization prior to the Maturity Date for such Replacement Bridge Loans and (e) all other terms applicable to such Replacement Term Loans or Replacement Bridge Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans or Replacement Bridge Loans than those applicable to such Refinanced Term Loans or Refinanced Bridge Loans, respectively, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

SECTION 10.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent and Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse each of the Agents, and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath, Swaine & Moore LLP, and (b) to pay or reimburse each of the Agents, the Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent or Collateral Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent, each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby

(including the syndication of the Facilities), (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final, non-appealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (which, in the case of an assignment of any portion of a Synthetic L/C Commitment, must include an assignment of an equal portion of such Lender’s interest in its Credit-Linked Deposit, the Synthetic L/C Loans and participations in Synthetic L/C Obligations) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (1) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee or (2) an assignment of any Term Loans, Bridge Loans, Synthetic L/C Loans or Synthetic L/C Commitments so long as notice of such assignment is provided to the Borrower;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan, Bridge Loan or Synthetic L/C Facility (i) to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) in the case of any assignment of any of the Revolving Credit Facility, each Revolving L/C Issuer at the time of such assignment; and

(D) in the case of any assignment of any of the Revolving Credit Facility, the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with, in the case of this clause (2), a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of contemporaneous assignments by or to related Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05,

10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of its rights under this Agreement (including the Loans owing to it and the Note, if any, held by it) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and (2) any Lender that is a Fund may create a security interest in all or any portion of its rights under this Agreement (including the Loans owing to it and the Note, if any, held by it) to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such pledgee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such pledgee shall not be entitled to exercise any of the rights of a

Lender under the Loan Documents even though such pledgee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer (if it is the only remaining L/C Issuer of the applicable Class) or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(j) In the case of any assignment pursuant to paragraph (b) above by a Synthetic L/C Lender, the Credit-Linked Deposit of the assignor Synthetic L/C Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with this Agreement to satisfy such assignee’s obligations in respect of the Synthetic L/C Exposure.

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement or the Intercreditor Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute collateral security for payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary do not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each of the Loan Documents was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. Tax Forms. (a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of

IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 10.16. GOVERNING LAW. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TARGA RESOURCES, INC.,

By	/s/ Jeffrey J. McParland
Name: Jeffrey J. McParland
Title: Executive Vice President, Chief Financial Officer and Treasurer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Revolving L/C Issuer, Synthetic L/C Issuer and Lender

By	/s/ James Moran
Name: James Moran
Title: Managing Director

By	/s/ Gregory S. Richards
Name: Gregory S. Richards
Title: Associate

MERRILL LYNCH CAPITAL CORPORATION, as Lender

By	/s/ Carol J.E. Feeley
Name: Carol J.E. Feeley
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Syndication Agent

By	/s/ Carol J.E. Feeley
Name: Carol J.E. Feeley
Title: Director

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ Walter A. Jackson
Name: Walter A. Jackson
Title: Authorized Signatory